Exhibit 10.1

$300,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

RED ROBIN INTERNATIONAL, INC.,

as Borrower,

RED ROBIN GOURMET BURGERS, INC.

as Parent,

THE DOMESTIC SUBSIDIARIES OF THE BORROWER

FROM TIME TO TIME PARTIES HERETO,

as Guarantors,

THE LENDERS PARTIES HERETO,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

BANK OF AMERICA, N.A.,

as Syndication Agents,

and

KEYBANK NATIONAL ASSOCIATION

and
SUNTRUST BANK,

as Documentation Agents

Dated as of June 15, 2007

WACHOVIA CAPITAL MARKETS, LLC,

as Sole Lead Arranger and Sole Book Runner

i

Schedules

Schedule 1.1-1	Account Designation Letter
Schedule 1.1-2	Permitted Liens
Schedule 1.1-3	Existing Letters of Credit
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.2(d)	Form of Term Loan Note
Schedule 2.4(d)	Form of Swingline Note
Schedule 2.8(b)(ii)	Excluded Properties
Schedule 2.10	Form of Notice of Conversion/Extension
Schedule 2.18	Tax Exempt Certificate
Schedule 3.6	Litigation
Schedule 3.9	ERISA
Schedule 3.12	Subsidiaries
Schedule 3.16	Intellectual Property
Schedule 3.19(a)	Location of Real Property
Schedule 3.19(b)	Location of Collateral
Schedule 3.19(c)	Chief Executive Offices
Schedule 3.22	Labor Matters
Schedule 3.25	Material Contracts
Schedule 4.1-1	Form of Secretary’s Certificate
Schedule 4.1-2	Form of Solvency Certificate
Schedule 5.1(c)	Form of Officer’s Certificate
Schedule 5.5(b)	Insurance
Schedule 5.10	Form of Joinder Agreement
Schedule 5.12(b)	Mortgaged Properties
Schedule 6.1(b)	Indebtedness
Schedule 6.6	Investments
Schedule 9.6(c)	Form of Assignment Agreement

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 15, 2007, among RED ROBIN INTERNATIONAL, INC., a Nevada corporation, (the “Borrower”), RED ROBIN GOURMET BURGERS, INC. (the “Parent”) and those Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto and such other Domestic Subsidiaries of the Borrower as may from time to time become a party hereto, as Guarantors, the several banks and other financial institutions as may from time to time become parties to this Agreement (individually a “Lender” and collectively the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower is party to that certain Amended and Restated Credit Agreement, dated as of December 14, 2005, among the Borrower, the Guarantors parties thereto, the several banks and other financial institutions parties thereto (the “Existing Lenders”) and the Administrative Agent (as amended, modified or supplemented, the “Existing Credit Agreement”), pursuant to which the Existing Lenders have agreed to make loans and other financial accommodations to the Borrower in the amount of up to $200,000,000; and

WHEREAS, the Borrower has requested that the Lenders agree to amend and restate the Existing Credit Agreement and to make loans and other financial accommodations to the Borrower in the amount of up to $300,000,000, as more particularly described herein; and

WHEREAS, the Lenders have agreed to amend and restate the Existing Credit Agreement and to make such loans and other financial accommodations to the Borrower on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“ABR Default Rate” shall mean, as of any date of determination, the Alternate Base Rate plus the Applicable Percentage for Alternate Base Rate Loans in effect on such date plus 2%.

“Accessible Borrowing Availability” shall mean, as of any date of determination, the amount that the Borrower is able to borrow on such date under the Revolving Committed Amount without a Default or Event of Default occurring or existing after giving pro forma effect to such borrowing.

“Account Designation Letter” shall mean the Notice of Account Designation Letter dated the Closing Date from the Borrower to the Administrative Agent substantially in the form attached hereto as Schedule 1.1-1.

“Additional Commitment Lender” shall have the meaning set forth in Section 2.20(d).

“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Additional Loan” shall have the meaning set forth in Section 2.5.

“Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Agreement and any successors in such capacity.

“Administrative Details Form” shall mean, with respect to any Lender, a document containing such Lender’s contact information for purposes of notices provided under this Credit Agreement and account details for purposes of payments made to such Lender under this Credit Agreement.

“Affiliate” shall mean as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of Borrower solely by reason of the relationship created by the Credit Documents.

 “Agreement” or “Credit Agreement” shall mean this Credit Agreement, as amended, restated, amended and restated, extended, replaced, modified or supplemented from time to time in accordance with its terms.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs.  The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks;

and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable Level then in effect, it being understood that the Applicable Percentage for (i) Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin,” (ii) LIBOR Rate Loans and the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin/Letter of Credit Fee” and (iii) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Level	Leverage Ratio	Alternate Base Rate Margin	LIBOR Rate Margin/Letter of Credit Fee	Commitment Fee
I	< 0.50 to 1.00	0.000%	0.500%	0.100%
II	> 0.50 to 1.00 but < 1.00 to 1.00	0.000%	0.625%	0.125%
III	> 1.00 to 1.00 but < 1.50 to 1.00	0.000%	0.750%	0.150%
IV	> 1.50 to 1.00 but < 2.00 to 1.00	0.000%	0.875%	0.175%
V	> 2.00 to 1.00	0.250%	1.000%	0.200%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), (b) and (c) (each an “Interest Determination Date”).  Such Applicable Percentage shall be effective from such Interest Determination Date until the next Interest Determination

Date.  If the Borrower shall fail to provide the financial information and certifications in accordance with the provisions of Sections 5.1(a), (b) and (c), the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Borrower was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level V until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio.  In the event that any financial statement or certification delivered pursuant to Section 5.1 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (ii) determine the Applicable Percentage for such Applicable Period based upon the corrected compliance certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.12.  It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.9 and 7.1 and other of their respective rights under this Agreement.  Notwithstanding the foregoing, the Applicable Percentage from the Closing Date through the end of the first full fiscal quarter following the Closing Date shall be as set forth above opposite Level III.

“Approved Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arranger” shall mean Wachovia Capital Markets, LLC, as Sole Lead Arranger and Book Runner.

“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary whether by sale, lease, transfer or otherwise and the receipt by such Credit Party or Subsidiary of cash proceeds or other non-cash consideration therefore; provided that the disposal of assets of a restaurant in connection with a refinishing, refurnishing or upgrade of such restaurant for consideration less than $100,000 in the aggregate per restaurant shall not constitute an “Asset Disposition.”  The term “Asset Disposition” shall not include (i) Sections 6.5(a)(i), (ii), (iii), (v) or (vii) hereof or (ii) any Equity Issuance.

“Assignment Agreement” shall mean an Assignment and Assumption Agreement, substantially in the form of Schedule 9.6(c).

“Autoborrow Feature” shall mean that certain automated borrowing and repayment mechanism attached to a concentration account (the “Concentration Account”) maintained by the Borrower with the Swingline Lender which grants the Borrower the ability to automatically borrow and repay Swingline Loans through such Concentration Account.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rent Expense” shall mean, for any period, all rental expense of the Parent and its Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP, incurred under any rental agreements or leases of real or personal property, including space leases and ground leases and including performance-based payments, if any, actually paid by the Parent and its Subsidiaries under any rental agreements or leases but excluding obligations in respect of Capital Leases, including performance-based payments, if any, actually paid by the Parent or any of its Subsidiaries under any rental agreements or leases and net of rental income derived from subleases of such property.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business” shall have the meaning set forth in Section 3.10(b).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

 “Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (ii) Dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (iv) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (v) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (vi) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s and (vii) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition.

“Change of Control” shall mean the occurrence of any of the following events: (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act becomes the “beneficial owner” (as defined in Rule l3d-3 under the Securities Exchange Act) of more than 30% of then outstanding Voting Stock of the Parent, measured by voting power rather than the number of shares or (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Parent then in office.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, that may from time to time secure the Credit Party Obligations.

“Commitment” shall mean a Revolving Commitment and/or a Term Loan Commitment, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.6(a).

“Commitment Period” shall mean the period from the Closing Date to but not including the Revolver Maturity Date.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Concentration Account” shall have the meaning set forth in the definition of “Autoborrow Feature”.

“Consolidated” or “consolidated” shall mean, with reference to any term defined herein, such term as applied to the accounts of the Parent and its Subsidiaries, consolidated in accordance with GAAP.

“Consolidated Capital Expenditures” shall mean, for any period, all capital expenditures (including, without limitation, the Total Consideration for all Permitted Acquisitions and Capital Lease Obligations) of the Parent and its Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP.  The term “Consolidated Capital Expenditures” shall not include capital expenditures in respect of the reinvestment of proceeds derived from Recovery Events received by the Parent and its Subsidiaries to the extent that such reinvestment is permitted under the Credit Documents.

“Consolidated Cash Flow” shall mean, for any period, an amount equal to (i) Consolidated EBITDA for such period, minus (ii) Maintenance Capital Expenditures for such period.

“Consolidated Debt Service” shall mean, with respect to the Parent and its Subsidiaries and for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period, plus (ii) any and all scheduled repayments of principal during such period in respect of Indebtedness that becomes due and payable during such period pursuant to any agreement or instrument to which the Parent or any of its Subsidiaries is a party relating to or in respect of (without duplication) (A) the borrowing of money, including the issuance of notes or bonds, (B) the deferred purchase price of assets (other than trade payables or accrued liabilities arising in the ordinary course of business), (C) any Capital Leases, and (D) Indebtedness of another Person of the type referred to in clauses (A) through (C) above guaranteed by the Parent or any of its Subsidiaries.  Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding.

 “Consolidated EBITDA” shall mean, with respect to any period, an amount equal to the sum of (i) Consolidated Net Income for such period, plus (ii) in each case to the extent deducted in the calculation of Consolidated Net Income and without duplication, (A) depreciation and amortization for such period, plus (B) income tax expense for such period, plus (C) Consolidated Interest Expense for such period, plus (D) other noncash charges for such period that will not result in cash payments in a subsequent period, plus (E) the amount of any prepayment penalties incurred as a result of extraordinary debt extinguishment, all as determined in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the aggregate amount of interest required to be paid or accrued by the Parent and its Subsidiaries during such period on all Indebtedness (other than synthetic leases and other similar off-balance sheet financing products)

of the Parent and its Subsidiaries outstanding during all or any part of such period (excluding amounts paid during such period that were accrued in a prior period), whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capital Lease and commitment fees, agency fees, facility fees and similar fees or expenses in connection with the borrowing of money (but excluding the amortization of transaction fees in connection with the closing of this Agreement).

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or deficit) of the Parent and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom (i) all extraordinary items of income and (ii) all gains attributable to sales of assets outside the ordinary course of business.

“Continuing Directors” shall mean during any period of 24 consecutive months commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Parent (together with any new director whose election by the Parent’s board of directors was approved by, or whose nomination for election by the Parent’s shareholders was recommended by, a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously approved or recommended as described in this parenthetical).

“Copyright Licenses” shall mean any agreement (other than any franchise agreement), whether written or oral, providing for the grant by or to a Credit Party or any Subsidiary thereof of any right under any Copyright, including, without limitation, any thereof referred to in Schedule 3.16 to this Agreement.

“Copyrights” shall mean all copyrights (other than copyrights of de minimis value) owned by the Credit Parties and their Subsidiaries in all works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 3.16 and all renewals thereof.

“Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, the Letters of Credit and any other LOC Documents, any Assignment Agreement, the Security Documents and all other agreements, documents, certificates and instruments (excluding (i) any such agreements, documents, certificates or instruments which are purely administrative in nature and (ii) any agreements, documents, certificates and instruments related to a Hedging Agreement) delivered to the Administrative Agent or any Lender by any Credit Party in connection herewith or therewith.

“Credit Party” or “Credit Parties” shall mean any of the Borrower or the Guarantors, individually or collectively, as appropriate.

“Credit Party Obligations” shall mean, without duplication, (i) all of the obligations, indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing Lender)

and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all liabilities and obligations, whenever arising, owing from any Credit Party to any Hedging Agreement Provider arising under any Secured Hedging Agreement.

“Debt Issuance” shall mean the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries (excluding, for purposes hereof, any Indebtedness of the Borrower and its Subsidiaries permitted to be incurred pursuant to Section 6.1 hereof).

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Agreement, including the funding of a Participation Interest in accordance with the terms hereof, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office located in the United States as shown in such Lender’s Administrative Details Form; and thereafter, such other office of such Lender located in the United States as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Engagement Letter” shall mean the letter agreement dated May 8, 2007 addressed to the Borrower from Wachovia and Wachovia Capital Markets, LLC, as amended, modified or otherwise supplemented.

“Environmental Laws” shall mean any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“Equity Issuance” shall mean any issuance by any Credit Party or any Subsidiary to any Person which is not a Credit Party of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity.  The term “Equity Issuance” shall not include (i) any issuance of shares of its Capital Stock pursuant to employee stock purchase plans or the exercise of stock options held by or issued to current or former officers, directors or employees of a Credit Party, (ii) any Asset Disposition or (iii) any Debt Issuance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Existing Credit Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Existing Letters of Credit” shall mean the letters of credit described by date of issuance, amount, purpose and the date of expiry on Schedule 1.1-3 hereto.

“Existing Maturity Date” shall have the meaning set forth in Section 2.20(a).

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fixed Charge Coverage Ratio” shall mean, for any Reference Period, the ratio of (i) Consolidated Cash Flow for such Reference Period plus Base Rent Expense for such Reference Period to (ii) Consolidated Debt Service for such Reference Period plus Base Rent Expense for such Reference Period plus cash payments for all income taxes paid by the Parent and its Subsidiaries during such Reference Period.

“Flood Hazard Property” shall mean any real property of a Credit Party that is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (i) all net payment obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) all Indebtedness of others of the type described in clauses (a) through (i) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (k) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (j) hereof, and (l) all Indebtedness of the type described in clauses (a) through (j) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer; provided, however, that Funded Debt shall not include Indebtedness among the Credit Parties to the extent such Indebtedness would be eliminated on a Consolidated basis.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.

“Government Acts” shall have the meaning set forth in Section 2.19.

“Governmental Approvals” shall have the meaning set forth in Section 3.5(a).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” shall mean the Parent and any of the Domestic Subsidiaries identified as a “Guarantor” on the signature pages hereto and the Additional Credit Parties (other than Liquor

License Subsidiaries) which execute a Joinder Agreement, together with their successors and permitted assigns.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the lesser of (a) the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation.

“Hedging Agreement Provider” shall mean any Person that enters into a Secured Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 6.1 to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Secured Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Incremental Facility” shall have the meaning set forth in Section 2.5.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all net payment obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer; provided however that Indebtedness shall not include Indebtedness among the Credit Parties to the extent such Indebtedness would be eliminated on a Consolidated basis.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvent” shall mean being in a condition of Insolvency.

“Intellectual Property” shall mean all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December and on the Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, the day that is three months after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(i)              initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(ii)             thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the

Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

(A)          if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)           any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(C)           if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(D)          no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date and, further with regard to the Term Loan, no Interest Period shall extend beyond any principal amortization payment date with respect to such Term Loan unless the portion of such Term Loan consisting of Alternate Base Rate Loans together with the portion of such Term Loan consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and

(E)           no more than seven (7) LIBOR Rate Loans may be in effect at any time.  For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” shall mean all investments, in cash or by delivery of property made, directly or indirectly in or to any Person, whether by acquisition of shares of Capital Stock, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.

“Issuing Lender” shall mean Wachovia or any successor in such capacity.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.6(c).

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Schedule 5.10, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

“Lender” shall have the meaning set forth in the first paragraph of this Agreement and shall include the Revolving Lenders, the Term Loan Lenders, the Issuing Lender and the Swingline Lender.

“Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its LOC Commitment, Revolving Commitment Percentage and/or Term Loan Commitment Percentage.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.6(b).

“Letters of Credit” shall mean (a) any letter of credit issued by the Issuing Lender pursuant to the terms hereof and (b) any Existing Letter of Credit, in each case as such Letter of Credit may be amended, modified, extended, renewed or replaced from time to time.

“Leverage Ratio” shall mean, for any Reference Period, as of the end of any fiscal quarter of the Parent the ratio of (i) Funded Debt outstanding on such date to (ii) Consolidated EBITDA for the Reference Period ending on such date.

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If, for any reason, such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s LIBOR Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for security purposes, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Liquor License Subsidiaries” shall mean a collective reference to Red Robin of Anne Arundel, Inc., Red Robin of Baltimore County, Inc., Red Robin of Montgomery County, Inc., Red Robin of Howard County, Inc., Red Robin of Charles County, Inc., Red Robin West Walnut Club, Inc. and any other current or future special purpose Subsidiary of a Credit Party whose primary asset is, and sole purpose is holding, liquor licenses and other operations incidental thereto; no Liquor License Subsidiary shall be or become a Credit Party.

“Loan” shall mean a Revolving Loan, the Term Loan, an Additional Loan and/or a Swingline Loan as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and, with respect to each Lender, the commitment of such Lender to purchase Participation Interests in the Letters of Credit up to such Lender’s LOC Commitment as specified in the Lender Commitment Letter or in the Register, as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Committed Amount” shall have the meaning set forth in Section 2.3(a).

“LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Maintenance Capital Expenditures” shall mean Consolidated Capital Expenditures which are not New Store Capital Expenditures, including without limitation, facility upgrades for existing stores operated by the Parent or any of its Subsidiaries.

“Mandatory Borrowing” shall have the meaning set forth in Section 2.4(b)(ii).

“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its obligations after giving effect to any cure period hereunder, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or the perfection or priority of any Lien on any material property or material assets in favor of the Administrative Agent.

“Material Contract” shall mean any contract or agreement, whether written or oral, to which any Credit Party or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, including the contracts and agreements set forth on Schedule 3.26.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean the Revolver Maturity Date and/or the Term Loan Maturity Date, as applicable.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Instruments” shall mean the mortgages, deeds of trust or deeds to secure debt encumbering the fee interest of the Credit Parties in the Mortgaged Properties, as the same may be amended, restated, amended and restated, extended, replaced, modified or supplemented from time to time in accordance with its terms.

“Mortgage Policy” shall mean, with respect to any Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a title insurance company (the “Title Insurance Company”) selected by the Borrower and reasonably acceptable to the Administrative Agent, assuring the Administrative Agent that such Mortgage Instrument creates a valid and enforceable first priority mortgage lien on the Mortgaged Property encumbered by such Mortgage Instrument, free and clear of all defects and encumbrances except Permitted Liens.

“Mortgaged Properties” shall mean (a) the real property of the Credit Parties set forth on Schedule 5.12(b), which is, or will be, subject to a Mortgage Instrument from a Credit Party for the benefit of the Administrative Agent and (b) any other real property of a Credit Party that is required to be subject to a Lien from such Credit Party for the benefit of the Administrative Agent in accordance with Sections 5.12(b) and (c).

“Multiemployer Plan” shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

 “Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of any Asset Disposition, Equity Issuance or Debt Issuance, net of (a) direct costs (including, without limitation, reasonable legal, accounting and investment banking fees, sales commissions underwriting discounts and commissions and other customary fees and expenses) and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in any Asset Disposition, Equity Issuance or Debt Issuance.

“New Store Capital Expenditures” shall mean Consolidated Capital Expenditures relating to Permitted Acquisitions and/or the construction after the Closing Date of new stores to be operated by the Parent or any of its Subsidiaries.

“Non-Extending Lender” shall have the meaning set forth in Section 2.20(b).

 “Note” or “Notes” shall mean the Revolving Notes and/or the Term Loan Notes, collectively, separately or individually, as appropriate.

“Notice Date” shall have the meaning set forth in Section 2.20(b).

“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i) or a request for a Swingline Loan borrowing pursuant to Section 2.4(b)(i), as appropriate.  A Form of Notice of Borrowing is attached as Schedule 2.1(b)(i).

“Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Schedule 2.10.

“Obligations” shall mean, collectively, Loans and LOC Obligations and all other obligations of the Credit Parties to the Administrative Agent and the Lenders under the Credit Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Parent” shall mean Red Robin Gourmet Burgers, Inc., a Delaware corporation.

“Participant” shall have the meaning set forth in Section 9.6(b).

“Participation Interest” shall mean the purchase by a Lender of a participation interest in Letters of Credit as provided in Section 2.3 and in Swingline Loans as provided in Section 2.4.

“Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Credit Party or any Subsidiary thereof of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.16 to the Agreement.

“Patents” shall mean all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Agreement, and (ii) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Agreement, in each case of the Credit Parties and their Subsidiaries.

“Patriot Act” shall have the meaning set forth in Section 9.19.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of all or substantially all of the assets or a majority of Capital Stock of a Person that is incorporated, formed or organized in the United States or Canada or any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person referred to herein as the “Target”), in each case that is a purchase or repurchase of a Red Robin franchise or of a Target that is converted into one or more Red Robin restaurants, so long as (a) no Default or Event of Default shall then exist or will exist after giving effect thereto, (b) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that the Credit Parties will be in compliance on a Pro Forma Basis upon the consummation of any such acquisition with all of the terms and provisions of the financial covenants set forth in Section 5.9, (c) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest (subject to Permitted Liens) in all personal property (including, without limitation, Capital Stock) and, to the extent required hereunder, all real property acquired with respect to the Target, and if the Capital Stock of the Target is acquired and the Target becomes a Subsidiary that is not a Liquor License Subsidiary, then such Target shall, in connection with the closing of such acquisition, execute and deliver to the Administrative Agent a Joinder Agreement in accordance with the terms of Section 5.10, (d) the Target in any acquisition involving Total Consideration in excess of $5,000,000 has earnings before interest, taxes, depreciation and amortization for the four fiscal quarter prior to the acquisition date in an amount greater than $0 and (e) such acquisition is not a “hostile” acquisition and has been approved by the applicable Credit Party and the Target.

“Permitted Investments” shall mean:

(i)            cash and Cash Equivalents not to exceed at any time $10,000,000 in the aggregate over any period of thirty (30) consecutive days if, during such period, there are borrowings outstanding under Section 2.1 hereof;

(ii)           receivables owing to any Credit Party or any of its Subsidiaries, and advances to suppliers and other extensions of trade credit, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(iii)          Investments or loans (pursuant to Section 6.1(d)) made by a Credit Party in or to another Credit Party;

(iv)          (A) loans and advances to employees to finance purchases of Capital Stock of the Parent in an aggregate amount not to exceed $500,000 and (B) advances to officers, directors and employees for travel and other ordinary course expenses and other loans and advances to employees, in an aggregate amount not to exceed $500,000 at any time outstanding;

(v)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of franchisees, suppliers and customers and in settlement of delinquent obligations of, and other disputes with franchisees, customers and suppliers arising in the ordinary course of business;

(vi)          non-cash consideration received in connection with sales of property or assets permitted under Section 6.5(a);

(vii)         Permitted Acquisitions;

(viii)        Guaranty Obligations permitted by Section 6.3;

(ix)           Investments existing as of the Closing Date as set forth on Schedule 6.6;

(x)            Investments to the extent permitted under Section 6.11(c) and (d); and

(xi)           in addition to the Investments otherwise expressly permitted by this definition, other Investments by any Credit Party in an aggregate amount not to exceed $500,000 during the term of this Agreement.

“Permitted Liens” shall mean:

(i)            Liens created by or otherwise existing, under or in connection with this Agreement or the other Credit Documents in favor of the Administrative Agent, on behalf of the Secured Parties;

(ii)           purchase money Liens securing purchase money indebtedness (and refinancings thereof) to the extent permitted under Section 6.1(c);

(iii)          Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed 60 days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(iv)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s inchoate, unperfected or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that a reserve, bond or other appropriate provision shall have been made therefor;

(v)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in an aggregate amount not to exceed $750,000;

(vi)          any interest or title of a lessor under any lease entered into by any Credit Party or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(vii)         any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i)-(vi); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(viii)        Liens existing on any property or asset (A) prior to the acquisition thereof by any Credit Party or any Subsidiary; provided that (1) such Lien is not created in contemplation of such acquisition and (2) such Lien does not apply to any other property or assets of the Credit Party or Subsidiary, or (B) belonging to any Person prior to such Person becoming a Subsidiary pursuant to an acquisition permitted by the terms of this Agreement; provided that (1) such Lien is not created in contemplation of such acquisition and (2) such Lien does not apply to any other property or assets of a Credit Party or Subsidiary;

(ix)           Liens consisting of conditional sale or other title retention agreements entered into in the ordinary course of business in an aggregate amount not to exceed $1,000,000;

(x)            deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(xi)           Liens existing on the Closing Date and set forth on Schedule 1.1-2; provided that (a) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and (b) the principal amount of the Indebtedness secured by such Liens shall not be increased, extended, renewed, refunded or refinanced;

(xii)          Liens arising in connection with Indebtedness permitted under Section 6.1(c);

(xiii)         easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such lien is attached;

(xiv)        Liens of Securities Intermediaries (as defined in the UCC), banks and other financial institutions in Deposit Accounts (as defined in the UCC), Securities Accounts (as defined in the UCC) and similar accounts;

(xv)         any Lien with respect to judgments, orders or awards to the extent such judgments, orders or awards secured thereby shall not, either individually or in the aggregate, result in an Event of Default under Section 7.1(f);

(xvi)        Liens in favor of a Hedging Agreement Provider in connection with any Secured Hedging Agreement, but only if such Hedging Agreement Provider and the Administrative Agent, on behalf of the Lenders, shall share pari passu in the collateral subject to such Liens; and

(xvii)       other Liens in addition to those permitted by the foregoing clauses securing Indebtedness in an aggregate amount not to exceed $1,000,000.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is

(or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” shall mean (i) the Amended and Restated Pledge Agreement dated as of the Closing Date to be executed in favor of the Administrative Agent by the Borrower and each of the other Credit Parties and (ii) any other Pledge Agreement executed by a Credit Party to secure the Credit Party Obligations, in each case as amended, modified, restated or supplemented from time to time.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent quarter end preceding the date of such transaction.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Purchasing Lenders” shall have the meaning set forth in Section 9.6(c).

“Recovery Event” shall mean theft, loss, physical destruction or damage, taking or similar event with respect to any property or assets owned by any Credit Party or any of its Subsidiaries which results in the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds (excluding proceeds of business interruption insurance) or condemnation award payable by reason thereof.

“Reference Period” shall mean, as of any date of determination, the period of four consecutive fiscal quarters of the Parent and its Subsidiaries ending on such date.

“Register” shall have the meaning set forth in Section 9.6(d).

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean Lenders holding in the aggregate greater than 50% of (i) the outstanding Loans, Participation Interests and unfunded Commitments (and Participation Interests therein) or (ii) if the Revolving Commitments have been terminated, the outstanding Loans and Participation Interests (including the Participation Interests of the Issuing Lender (in its capacity as a Lender) in any Letters of Credit and of the Swingline Lender (in its capacity as a Lender) in Swingline Loans); provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such

Defaulting Lender’s Commitments, or after termination of the Commitments, the principal balance of the Obligations owing to such Defaulting Lender.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to (a) the Borrower, any of the President, the Chief Executive Officer or the Chief Financial Officer or (b) any other Credit Party, any duly authorized officer thereof.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Parent or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Parent or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Parent or any of its Subsidiaries, now or hereafter outstanding, (d) any payment or prepayment of principal or premium, if any, or interest on redemption purchase, retirement, defeasance, sinking fund or similar payment with respect to any Subordinated Debt, or (e) the payment by the Parent or any of its Subsidiaries of any management or consulting fee to any Person or of any salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such salary, bonus or other form of compensation is not included in the corporate overhead of the Parent, the Borrower or such Subsidiary.

“Revolver Maturity Date” shall mean the later of (a) June 15, 2012 and (b) if the Revolver Maturity Date is extended pursuant to Section 2.20, such extended Revolver Maturity Date as determined pursuant to such Section 2.20.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.

“Revolving Commitment Percentage” shall mean, for each Revolving Lender, the percentage identified as its Revolving Commitment Percentage in its Lender Commitment Letter, in the instrument by which an Additional Commitment Lender becomes a Revolving Lender, or in the Assignment Agreement pursuant to which such Lender became a Revolving Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c) or any replacement, transfer or assumption in connection with any Non-Extending Lender or any Additional Commitment Lender in accordance with the provisions of Section 2.20 or otherwise.

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1.

“Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment, a portion of a Revolving Loan or a Participation Interest on such date.

“Revolving Loans” shall have the meaning set forth in Section 2.1.

“Revolving Notes” shall mean the promissory notes of the Borrower in favor of each of the Revolving Lenders evidencing the Revolving Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement /ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Sale Leaseback Property” shall have the meaning set forth in Section 6.12.

“Sale Leaseback Transaction” shall have the meaning set forth in Section 6.12.

“Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Hedging Agreement Provider to the extent permitted pursuant to Section 6.1, as amended, modified, supplemented, extended or restated from time to time.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Security Agreements” shall mean (i) the Amended and Restated Security Agreement dated as of the Closing Date given by the Borrower and the other Credit Parties to the Administrative Agent and (ii) any other Security Agreement executed by a Credit Party to secure the Credit Party Obligations, in each case as amended, modified or supplemented from time to time in accordance with its terms.

“Security Documents” shall mean the Security Agreements, the Pledge Agreements, the Mortgage Instruments and any other documents executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Single Employer Plan” shall mean any Plan which is not a Multiemployer Plan.

“Specified Sales” shall mean (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (b) the conversion of cash into Cash Equivalents and Cash Equivalents into cash.

“Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations on terms reasonably satisfactory to the Administrative Agent.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase Participation Interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.4(a).

“Swingline Lender” shall mean Wachovia and any successor swingline lender.

“Swingline Loan” or “Swingline Loans” shall have the meaning set forth in Section 2.4(a).

“Swingline Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisitions.”

“Tax Exempt Certificate” shall have the meaning set forth in Section 2.18.

“Taxes” shall have the meaning set forth in Section 2.18.

“Term Loan” shall have the meaning set forth in Section 2.2(a).

“Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make its portion of the Term Loan in a principal amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount.

“Term Loan Commitment Percentage” shall mean, for any Term Loan Lender, the percentage identified as its Term Loan Commitment Percentage in its Lender Commitment Letter, or in the Assignment Agreement pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

“Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

“Term Loan Lender” shall mean a Lender holding a Term Loan Commitment or a portion of the outstanding Term Loan.

“Term Loan Maturity Date” shall mean June 15, 2012.

“Term Loan Note” or “Term Loan Notes” shall mean the promissory notes of the Borrower (if any) in favor of any of the Term Loan Lenders evidencing the portion of the Term Loan provided by any such Term Loan Lender pursuant to Section 2.2(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Title Insurance Company” shall have the meaning set forth in the definition of “Mortgage Policy.”

“Total Consideration” shall mean the total consideration paid or payable in connection with any Permitted Acquisition including, without limitation, payments made in cash, Capital Stock, assumed debt and earnout obligations.

“Trademark License” shall mean any agreement (other than any franchise agreement), whether written or oral, providing for the grant by or to a Person of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.16 to this Agreement.

“Trademarks” shall mean (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers (other than such items that are of de minimis value) owned by a Credit Party or any Subsidiary, together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Agreement, and (ii) all renewals thereof including, without limitation, any thereof referred to in Schedule 3.16.

“Transfer Effective Date” shall have the meaning set forth in each Assignment Agreement.

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” shall mean Wachovia Bank, National Association, together with its successors and/or assigns.

Section 1.2             Other Definitional Provisions; Time References.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)           Unless otherwise expressly indicated, each time reference in any Credit Document shall be to Charlotte, North Carolina time.

Section 1.3             Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Parent delivered to the Lenders; provided that, if the Borrower shall notify the Administrative Agent that it wishes to amend any covenant in Section 5.9 (or the definitions used therein) to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.9 or any definition used therein for such purpose), then compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.

For purposes of computing the financial covenants set forth in Section 5.9 for any applicable test period, any Permitted Acquisition or permitted sale of assets (including a stock sale) shall have been deemed to have taken place as of the first day of such applicable test period.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1             Revolving Loans.

(a)           Revolving Commitment.  During the Commitment Period, subject to the terms and conditions hereof, the Revolving Lenders severally agree to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time in an aggregate principal amount of up to ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) (as such aggregate maximum amount may be increased from time to time as provided in Section 2.5 or reduced from time to time as provided in Section 2.7, the “Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s  Revolving Commitment Percentage of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Revolving Commitment Percentage of LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment, and (ii) with regard to the Revolving Lenders collectively, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount.  Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.  LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b)           Revolving Loan Borrowings.

(i)            Notice of Borrowing.  The Borrower shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by facsimile) to the Administrative Agent not later than 11:00 a.m. on the date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans.  Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor.  If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder.  The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof. All Revolving Loans made on the Closing Date and on any of the three Business Days following the Closing Date shall bear interest at the Alternate Base Rate unless the Borrower delivers to the Administrative Agent a funding indemnity letter acceptable to the Administrative Agent.

(ii)           Minimum Amounts.  Each Revolving Loan which is an Alternate Base Rate Loan shall be in a minimum aggregate amount of $500,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).  Each Revolving Loan which is a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $500,000 in excess thereof.

(iii)          Advances.  Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Schedule 9.2, or at such other office as the Administrative Agent may designate in writing, by 1:00 p.m. on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c)           Repayment.  The principal amount of all Revolving Loans shall be due and payable in full on the Revolver Maturity Date.  The Borrower covenants and agrees to pay the Revolving Loans in accordance with the terms of this Agreement and the Revolving Notes.

(d)           Interest.  Subject to the provisions of Section 2.9, Revolving Loans shall bear interest as follows:

(i)            Alternate Base Rate Loans.  During such periods as Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii)           LIBOR Rate Loans.  During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e)           Revolving Notes.  At the request of any Revolving Lender, such Revolving Lender’s Revolving Commitment shall be evidenced by a duly executed promissory note of the Borrower to such Revolving Lender in substantially the form of Schedule 2.1(e).

Section 2.2             Term Loan.

(a)           Term Loan.  Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally, but not jointly, agrees to make available to the Borrower (through the Administrative Agent) on the Closing Date such Term Loan Lender’s Term Loan Commitment Percentage of a term loan (the “Term Loan”) in the aggregate principal amount of ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) (the “Term Loan Committed Amount”) for the purposes hereinafter set forth.  Upon receipt by the Administrative Agent of the proceeds of the Term Loan, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower).  The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request; provided, however, that the Term Loan made on the Closing Date or any of the two (2) Business Days following the Closing Date, may only consist of Alternate Base Rate Loans unless the Borrower delivers to the Administrative Agent a funding indemnity letter acceptable to the Administrative Agent.  LIBOR Rate Loans shall be made by each Term Loan Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.  Amounts repaid or prepaid on the Term Loan may not be reborrowed.

(b)           Repayment of Term Loan.  The principal amount of the Term Loan shall be repaid in consecutive quarterly installments as follows, unless accelerated sooner pursuant to Section 7.2:

Principal Amortization Payment Dates	Term Loan Principal Amortization Payment
September 30, 2007	$2,812,500.00
December 31, 2007	$2,812,500.00
March 31, 2008	$2,812,500.00
June 30, 2008	$2,812,500.00
September 30, 2008	$2,812,500.00
December 31, 2008	$2,812,500.00
March 31, 2009	$2,812,500.00
June 30, 2009	$2,812,500.00
September 30, 2009	$4,687,500.00
December 31, 2009	$4,687,500.00
March 31, 2010	$4,687,500.00
June 30, 2010	$4,687,500.00
September 30, 2010	$4,687,500.00
December 31, 2010	$4,687,500.00
March 31, 2011	$4,687,500.00
June 30, 2011	$4,687,500.00
September 30, 2011	$4,687,500.00
December 31, 2011	$4,687,500.00
March 31, 2012	$4,687,500.00
Term Loan Maturity Date	$75,937,500.00 or the remaining outstanding principal amount of the Term Loan

(c)           Interest on the Term Loan.  Subject to the provisions of Section 2.9, the Term Loan shall bear interest as follows:

(i)            Alternate Base Rate Loans.  During such periods as the Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii)           LIBOR Rate Loans.  During such periods as the Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on the Term Loan shall be payable in arrears on each Interest Payment Date.

(d)           Term Loan Notes; Covenant to Pay.  The Borrower’s obligation to pay each Term Loan Lender shall be evidenced by this Agreement and, upon such Term Loan Lender’s request, by a duly executed promissory note of the Borrower to such Term Loan

Lender in substantially the form of Schedule 2.2(d).  The Borrower covenants and agrees to pay the Term Loan in accordance with the terms of this Agreement.

Section 2.3             Letter of Credit Subfacility.

(a)           Issuance.  Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed FIFTEEN MILLION DOLLARS ($15,000,000) (the “LOC Committed Amount”), (ii) the sum of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in U.S. Dollars and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs.  Except as otherwise expressly agreed upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than one year from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than one year from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is thirty (30) days prior to the Revolver Maturity Date.  Each Letter of Credit shall comply with the related LOC Documents.  The issuance and expiry date of each Letter of Credit shall be a Business Day.  Any Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000.  Wachovia shall be the Issuing Lender on all Letters of Credit issued on or after the Closing Date.  The Borrower’s reimbursement obligations in respect of each Existing Letter of Credit, and each Revolving Lender’s participation obligations in connection therewith, shall be governed by the terms of this Credit Agreement.

(b)           Notice and Reports.  The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance.  The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred.  The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit.  The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c)           Participations.  Each Revolving Lender (i) on the Closing Date with respect to each Existing Letter of Credit and (ii) upon issuance of any other Letter of Credit (or upon such

Revolving Lender becoming a Lender hereunder pursuant to Section 9.6(c)), shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds pursuant to and in accordance with the provisions of subsection (d) hereof.  The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d)           Reimbursement.  In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent.  The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents.  If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the ABR Default Rate for so long as such amount shall be unreimbursed.  Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations.  The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.  The Issuing Lender will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing.  Such payment shall be made on the day such notice is received by such Revolving Lender from the Issuing Lender if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received.  If such Revolving Lender does not pay such amount to the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2)

Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate.  Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Repayment with Revolving Loans.  On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2).  The proceeds of such Mandatory LOC Borrowing shall be paid directly to the Issuing Lender for application to the respective LOC Obligations.  Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory LOC Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount (or integral amount in excess thereof) for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon; provided, however, that in the event any such Mandatory LOC Borrowing should be less than the minimum amount for borrowings of Revolving Loans otherwise provided in Section 2.1(b)(ii), the Borrower shall pay to the Administrative Agent for its own account an administrative fee of $500.  In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such Revolving Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory LOC Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Revolving Lender shall fail to fund its Participation Interest on the day the Mandatory LOC Borrowing would otherwise have occurred, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall bear interest payable by such Revolving Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f)            Modification, Extension.  The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g)           Uniform Customs and Practices/ISP 98. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each trade Letter of Credit.

(h)           Conflict with LOC Documents.  In the event of any conflict between this Credit Agreement and any LOC Document, this Credit Agreement shall control.

Section 2.4             Swingline Loan Subfacility.

(a)           Swingline Commitment.  During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed TEN MILLION DOLLARS ($10,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount.  Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b)           Swingline Loan Borrowings.

(i)            Swingline Loan Borrowings and Disbursements.  The Swingline Lender will make Swingline Loans available to the Borrower on any Business Day (A) upon request made by the Borrower not later than 12:00 Noon on such Business Day by delivery to the Swingline Lender of a notice of request for Swingline Loan borrowing in the form of Schedule 2.1(b)(i) with appropriate modifications or (B) in accordance with the lending mechanics and other terms of the Autoborrow Feature, upon the event that expenses charged to the Borrower’s Concentration Account shall exceed the available cash deposits in such Concentration Account in an amount equal to such excess.  Swingline Loans issued pursuant to subclause (A) above shall be made in minimum amounts of $100,000 and in integral amounts of $50,000 in excess thereof.

(ii)           Repayment of Swingline Loans.  Each Swingline Loan borrowing shall be due and payable on the earlier of (A) the seventh day after the date of such Swingline Loan borrowing and (B) the Revolver Maturity Date.  The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving

Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (w) the Revolver Maturity Date, (x) the occurrence of any Event of Default described in Section 7.1(e), (y) upon acceleration of the Credit Party Obligations hereunder, whether on account of an Event of Default described in Section 7.1(e) or any other Event of Default, and (z) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Borrowing”).  Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (I) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (V) the date of such Mandatory Borrowing, or (VI) any reduction in the Revolving Commitment or termination of the Revolving Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the purchase occurs hereunder to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(c)           Interest on Swingline Loans.  Subject to the provisions of Section 2.9, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the applicable Percentage for Revolving Loans that are Alternate Base Rate Loans.  Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d)           Swingline Note.  The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.4(d).

Section 2.5             Incremental Facilities.

Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time prior to the Revolver Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of one or more increases to the Revolving Committed Amount (each an “Incremental Facility”) in an amount not to exceed $100,000,000 in the aggregate.  The following terms and conditions shall apply to the Incremental Facility:  (a) the loans made under the Incremental Facility (each an “Additional Loan”) shall constitute Credit Party Obligations and will be secured and guaranteed with the other Credit Party Obligations on a pari passu basis, (b) the Incremental Facility shall have an interest rate margin no lower than the Applicable Percentage for the existing Revolving Loans, (c) the Incremental Facility shall have a maturity date no sooner than the Revolver Maturity Date, (d) the Incremental Facility shall be entitled to the same voting rights as the existing Revolving Loans and shall be entitled to receive proceeds of prepayments on the same basis as the existing Revolving Loans to the extent such Incremental Facility is an increase to the Aggregate Revolving Committed Amount, (e) any such Incremental Facility shall be in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof, (f) the Incremental Facility shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (g) the proceeds of the Additional Loans will be used for the purposes set forth in Section 3.11, (h) the Borrower shall execute a Note in favor of any new Lender that requests a Note, (i) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied, (j) the Administrative Agent shall have received from the Borrower updated financial projections and an officer’s certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, as of the date of such Incremental Facility and, after giving effect to any new Additional Loans thereunder on a Pro Forma Basis, the Credit Parties will be in compliance with the financial covenants set forth in Section 5.9 and no Default or Event of Default shall exist, and (k) the Administrative Agent shall receive an opinion of counsel to the Credit Parties and such other documentation as it deems reasonable necessary to effectuate the Incremental Facility, all in form and substance satisfactory to the Administrative Agent.  Participation in the Incremental Facility shall be offered first to each of the existing Revolving Lenders and each such Revolving Lender shall have at least ten (10) Business Days to respond to such offer, but each such Revolving Lender shall have no obligation to provide all or any portion of the Incremental Facility.  If the amount of the Incremental Facility shall exceed the commitments which the existing Revolving Lenders are willing to provide with respect to the Incremental Facility, then the Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent to join this Credit Agreement as Lenders hereunder for the portion of the Incremental Facility not taken by existing Revolving Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request.  The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of the Incremental Facility therein.

Section 2.6             Fees.

(a)           Commitment Fee.  In consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused portion of the Revolving Committed Amount.  For purposes of computing the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount.  The Commitment Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

(b)           Letter of Credit Fees.  In consideration of the LOC Commitments, the Borrower agrees to pay to the Issuing Lender, for the benefit of the Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration.  In addition to such Letter of Credit Fee, the Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee of one tenth of one percent (1/10%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it.  The Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the Lenders, for the benefit of all Lenders having a Revolving Commitment (including the Issuing Lender), the Letter of Credit Fee.  The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for such calendar quarter.

(c)           Issuing Lender Fees.  In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender, for its own account without sharing by the other Lenders, the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

(d)           Administrative Fee.  The Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Engagement Letter.

Section 2.7             Commitment Reductions.

(a)           Voluntary Reductions.  The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five Business Days’ prior notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations would exceed the Revolving Committed Amount.

(b)           Maturity Date.  The Revolving Commitment, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Revolver Maturity Date.

Section 2.8             Prepayments.

(a)           Optional Prepayments.  The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that (i) each partial prepayment of an Alternate Base Rate Loan shall be in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof or, if less, the unpaid balance thereof, (ii) each partial prepayment of a LIBOR Rate Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof or, if less, the unpaid balance thereof, and (iii) each partial prepayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $50,000 in excess thereof or the unpaid balance thereof, if less.  The Borrower shall give three Business Days’ irrevocable notice in the case of LIBOR Rate Loans and one Business Day’s irrevocable notice in the case of Alternate Base Rate Loans to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable).  To the extent that the Borrower elects to prepay the Term Loans, amounts prepaid under this Section shall be applied ratably to the remaining principal installments thereof as the Borrower may elect.  Each prepayment pursuant to this Section 2.8(a) shall be applied to the outstanding Loans as the Borrower may elect; provided, however, each prepayment shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.8(a) shall be subject to Section 2.17, but otherwise without premium or penalty.  Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such Loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.

(b)           Mandatory Prepayments.

(i)            Revolving Committed Amount.  If at any time after the Closing Date, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall exceed the Revolving Committed Amount, the Borrower immediately shall prepay the Revolving Loans in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (v) below).

(ii)           Asset Dispositions. Promptly following one or more Asset Dispositions in excess of $1,000,000 in the aggregate in any fiscal year, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to the Net Cash Proceeds derived from such Asset Disposition (such prepayment to be applied as set forth in clause (v) below); provided, however, that such Net Cash Proceeds shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent a certificate stating that the Borrower (or a Guarantor) intends to use such Net

Cash Proceeds to acquire fixed or capital assets useful in its business within 180 days of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to repay the Loans and/or cash collateralize the LOC Obligations (such prepayment to be applied as set forth in clause (v) below) immediately following the 180th day occurring after the receipt by a Credit Party of such Net Cash Proceeds; provided, further that Net Cash Proceeds received from the sale of the properties set forth on Schedule 2.8(b)(ii) shall not be required to be so applied and no reduction in the Revolving Commitment shall occur as a result thereof.

(iii)          Issuances.  Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Debt Issuance to the Lenders (such prepayment to be applied as set forth in clause (v) below).

(iv)          Recovery Event.  To the extent that cash proceeds received in connection with all Recovery Events (other than business interruption insurance) in any fiscal year exceed $1,000,000 in the aggregate, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to such cash proceeds (such prepayment to be applied as set forth in clause (v) below); provided, however, that such cash proceeds shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent a certificate stating that the Borrower (or a Guarantor) intends to use such cash proceeds to acquire or repair fixed or capital assets useful in its business within 180 days of the receipt of such cash proceeds, it being expressly agreed that any cash proceeds not so reinvested shall be applied to repay the Loans and/or cash collateralize the LOC Obligations (such prepayment to be applied as set forth in clause (v) below) immediately following the 180th day occurring after the receipt by a Credit Party of such cash proceeds.

(v)           Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.8(b) shall be applied as follows: (A) with respect to all amounts prepaid pursuant to Section 2.8(b)(i), (1) first to the outstanding Swingline Loans (without any reduction in the Revolving Commitments), (2) second to the outstanding Revolving Loans (without any reduction in the Revolving Commitments) and (3) third to a cash collateral account in respect of outstanding LOC Obligations, (B) with respect to all amounts prepaid pursuant to Sections 2.8(b)(ii) through (iv), (1) first to the Term Loan (ratably to the remaining amortization payments thereof), (2) second to the outstanding Swingline Loans (without a corresponding reduction in the Revolving Commitments), (3) third to the outstanding Revolving Loans (without a corresponding reduction in the Revolving Commitments) and (4) fourth to a cash collateral account in respect of outstanding LOC Obligations.  Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.8(b) shall be subject to Section 2.17 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

Notwithstanding the foregoing provisions of this Section 2.8, if at any time any prepayment of the Loans pursuant to Section 2.8 would result in LIBOR Rate Loans being prepaid other than on the last day of an Interest Period with respect thereto, then the Borrower, so long as no Event of Default shall have occurred and be continuing, may deposit the amount that otherwise would have been paid in respect of such LIBOR Rate Loans with the Administrative Agent to be held as security for the obligation of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of any Interest Period with respect to such LIBOR Rate Loans.

(c)           Hedging Obligations Unaffected.  Any prepayment made pursuant to this Section 2.8 shall not affect the Borrower’s obligation to continue to make payments under any Hedging Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Hedging Agreement.

Section 2.9             Default Rate and Payment Dates.

Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then at the ABR Default Rate).

Section 2.10           Conversion Options.

(a)           The Borrower may, in the case of Revolving Loans and the Term Loan, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans, by giving the Administrative Agent at least three Business Days’ prior irrevocable written notice of such election.  A form of Notice of Conversion/ Extension is attached as Schedule 2.10.  If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan.  All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions to LIBOR Rate Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

(b)           Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.10(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto.  If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.11           Computation of Interest and Fees.

(a)           Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed.  All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)           It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect.  All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral.  In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law.  If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document.  If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans.  The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand.  All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.12           Pro Rata Treatment and Payments.

(a)           Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Lenders.  Each payment (other than prepayments) of principal or interest under this Agreement or any Note shall be applied pro rata, first, to any fees then due and owing by the Borrower pursuant to Section 2.6, second, to interest then due and owing hereunder and under the Notes and, third, to principal then due and owing hereunder and under the Notes.  Each payment on account of any fees pursuant to Section 2.6 shall be made pro rata in accordance with the respective amounts due and owing (except as to the portion of the Letter of Credit retained by the Issuing Lender and the Issuing Lender Fees).  Each optional prepayment of the Loans shall be applied in accordance with Section 2.8(a) and each mandatory prepayment of the Loans shall be applied in accordance with Section 2.8(b).  Prepayments made pursuant to Section 2.15 shall be applied in accordance with such section.  All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Schedule 9.2 in Dollars and in immediately available funds not later than 12:00 Noon on the date when due.  The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)           Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ and consultants’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses ”FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans, LOC Obligations and obligations outstanding under the Hedge Agreements (if any) permitted by Section 6.1(e) held by such Lender (and its Affiliates in the case of Hedge Agreement obligations) bears to the aggregate then outstanding Loans, LOC Obligations and obligations outstanding under the Hedge Agreements between any Credit Party and any Lender or any Affiliate of a Lender that are permitted by Section 6.1(e)) of amounts available to be applied pursuant to clauses “FOURTH” and “FIFTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 2.12(b).  Notwithstanding the foregoing terms of this Section 2.12, only Collateral proceeds and payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Secured Hedging Agreement.

Section 2.13           Non-Receipt of Funds by the Administrative Agent.

(a)           Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, in accordance with the terms hereof, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Effective Rate.

(b)           Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that the Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender.  If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

(c)           A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.

Section 2.14           Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Rate Loan during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period.  Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that they wish to rescind or modify their request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans.  Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.15           Illegality.

Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans.  The Borrower hereby agrees to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.  A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.16           Requirements of Law.

(a)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit or any application relating thereto, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for tax on the overall net income of such Lender and changes in the rate of such tax);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or the Letters of Credit or to reduce any amount receivable hereunder or under any Note, LIBOR Rate Loan or Letter of Credit, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans or Letters of Credit.  A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or other disadvantages deemed by such Lender to be material.

(b)           If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction.  Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive absent manifest error.

(c)           The agreements in this Section 2.16 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 2.17           Indemnity.

The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by the Borrower in accepting a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder.  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  The agreements in this Section shall survive termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 2.18           Taxes.

(a)           All payments made by the Borrower hereunder or under any Note shall be, except as provided in Section 2.18(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b)           Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.6(d) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, either Internal Revenue Service Form W-8BEN or W-8ECI as set forth in clause (i) above, or (x) a certificate substantially in the form of Schedule 2.18 (any such certificate, a “Tax Exempt Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note.  In addition, each Lender agrees that it will deliver upon the Borrower’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note.  Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.18(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 2.18(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.18, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(c)           Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or other disadvantages deemed by such Lender in its sole discretion to be material.

(d)           If the Borrower pays any additional amount pursuant to this Section 2.18 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it.  In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower.  In the event that no refund or credit is obtained with respect to the Borrower’s payments to such Lender pursuant to this Section 2.18, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments.  Nothing contained in this Section 2.18(d) shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.18(d) to the Borrower or any other party.

(e)           The agreements in this Section 2.18 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

Section 2.19           Indemnification; Nature of Issuing Lender’s Duties.

(a)           In addition to its other obligations under Section 2.3, the Borrower hereby agrees to protect, indemnify, pay and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).

(b)           As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  The Issuing Lender shall not be responsible:  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c)           In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower.  It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority.  The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

(d)           Nothing in this Section 2.19 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.3(d) hereof.  The obligations of the Borrower under this Section 2.19 shall survive the termination of this Agreement.  No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Agreement.

(e)           Notwithstanding anything to the contrary contained in this Section 2.19, the Borrower shall have no obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by an Issuing Lender), as determined by a court of competent jurisdiction.

Section 2.20           Extension of Maturity Date.

(a)           Requests for Extension.  The Borrower may, up to two times prior to the Revolver Maturity Date during the term of this Credit Agreement, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 30 days prior to any anniversary of the Closing Date that occurs prior to the Revolver Maturity Date, request that each Revolving Lender consent to extend the Revolver Maturity Date for an additional one year from the Revolver Maturity Date then in effect hereunder (the “Existing Maturity Date”).

(b)           Lender Elections to Extend.  Each Revolving Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 15 days prior to the applicable anniversary of the Closing Date, advise the Administrative Agent whether or not such Revolving Lender agrees to such extension.  Each Lender that determines not to so extend the Revolver Maturity Date (a

“Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date).  Any Revolving Lender that does not advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender.  The election of any Revolving Lender to agree to such extension shall not obligate any other Revolving Lender to so agree.

(c)           Notification by Administrative Agent.  The Administrative Agent shall notify the Borrower of each Revolving Lender’s determination under this Section no later than the date 15 days prior to the applicable anniversary of the Closing Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)           Additional Commitment Lenders.  The Borrower shall have the right on or before the applicable anniversary of the Closing Date to replace each Non-Extending Lender with one or more institutions (each, an “Additional Commitment Lender”) (i) that is an existing Revolving Lender (and, if any such Additional Commitment Lender is already a Revolving Lender, the Revolving Commitment it assumes from such Non-Extending Lender shall be in addition to such Revolving Lender’s Revolving Commitment hereunder on such date, provided that each Revolving Lender shall have no obligation to increase its Commitment or become an Additional Commitment Lender) or (ii) that is not an existing Revolving Lender; provided that any such institution (A) must conform with the requirements contained in Section 9.6(c), (B) must be acceptable to the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and (C) must become a Revolving Lender under this Credit Agreement by execution and delivery of an appropriate joinder agreement or of counterparts to this Credit Agreement in a manner acceptable to the Borrower and the Administrative Agent.

(e)           Minimum Extension Requirement.  If (and only if) the total of the Revolving Commitments of the Revolving Lenders that have agreed so to extend the Revolver Maturity Date plus the additional Revolving Commitments of the Additional Commitment Lenders equals at least 51% of the aggregate amount of the Revolving Committed Amount in effect immediately prior to the applicable anniversary of the Closing Date, then, effective as of the applicable anniversary of the Closing Date, the Revolver Maturity Date shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Revolver Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Revolving Lender” for all purposes of this Agreement.

(f)            Conditions to Effectiveness of Extensions.  Notwithstanding the foregoing, the extension of the Revolver Maturity Date pursuant to this Section shall not be effective unless:

(i)            no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii)           the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii)          with respect to each Non-Extending Lender, on the Existing Maturity Date (as in effect prior to such extension), the Borrower shall prepay (provided that any such prepayment shall be subject to Section 2.17) all Borrower Obligations owing to such Non-Extending Lender and, if such Non-Extending Lender has not been replaced by an Additional Commitment Lender, the Revolving Committed Amount shall be reduced by an amount equal to such Non-Extending Lender’s Revolving Commitment;

(iv)          on the Existing Maturity Date (as in effect prior to such extension), if any Non-Extending Lender has not been replaced by an Additional Commitment Lender, the Borrower shall prepay (provided that any such prepayment shall be subject to Section 2.17) one or more existing Revolving Loans in an amount necessary such that, after giving effect to the extension of the Revolver Maturity Date, each Revolving Lender and each Additional Commitment Lender will hold its Revolving Commitment Percentage (based on its share of the revised Revolving Committed Amount) of outstanding Revolving Loans;

(v)           on the Existing Maturity Date (as in effect prior to such extension), the Borrower shall prepay (provided that any such prepayment shall be subject to Section 2.17) one or more existing Revolving Loans or cash collateralize Letters of Credit in an amount necessary such that, after giving effect to the extension of the Revolver Maturity Date, the aggregate amount of LOC Obligations outstanding plus Revolving Loans outstanding plus Swingline Loans outstanding shall not exceed the Revolving Committed Amount; and

(vi)          since the date of the most recent annual audited financial statements delivered pursuant to Section 5.1(a), no event or condition shall have occurred that has had or could be reasonably expected to have a Material Adverse Effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1             Financial Condition.

(a) The audited consolidated financial statements of the Parent and its Subsidiaries for the fiscal quarter ending December 31, 2006:

(A)          were prepared in accordance with GAAP (to the extent applicable) consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(B)           fairly present the financial condition of the Parent and its Subsidiaries as of the date or dates thereof (subject to normal year-end adjustments) and results of operations for the period covered thereby; and

(C)           show all Indebtedness and other liabilities in excess of $500,000 in aggregate principal amount, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, commitments and other contingent obligations.

(b)           The written projections of the Parent and its Subsidiaries through fiscal year 2012 provided to the Administrative Agent on or before the Closing Date have been prepared in good faith based upon reasonable assumptions.

Section 3.2             No Change.

Since December 31, 2006 (and, after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements) there has been no development or event which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3             Corporate Existence; Compliance with Law.

Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite corporate power, authority and right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4             Corporate Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has full corporate power, authority and right to execute, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents).  Each Credit Document to which it is a party has been duly executed and delivered on behalf of each of the Credit Parties.  Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each of the Credit Parties, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5             Compliance with Laws; No Conflict; No Default.

(a)           The execution, delivery and performance by each Credit Party of the Credit Documents to which such Credit Party is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) violate any Requirement of Law relating to such Credit Party, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organizational documents of such Credit Party or any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any license, permit or other approval required by any Governmental Authority (collectively “Governmental Approvals”) relating to such Person, except to the extent that such conflict, breach or default with respect to any such indenture, agreement or instrument could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Credit Documents.

(b)           Each Credit Party (i) (x) has all Governmental Approvals required by law for it to conduct its business in all material respects, each of which is in full force and effect, (y) each such Governmental Approval is final and not subject to review on appeal and (z) each such Governmental Approval is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Requirements of Law relating to it or any of its respective properties, in each case except to the extent the failure to obtain such Governmental Approval or failure to comply with such Governmental Approval or Requirement of Law could not reasonably be expected to have a Material Adverse Effect.

(c)           None of the Credit Parties is in default under or with respect to any of its Material Contracts, or any judgment, order or decree to which it is a party, in any respect which could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

Section 3.6             No Material Litigation.

Set forth on Schedule 3.6 is a list, as of the Closing Date, of any material litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any

Credit Party or any of its Subsidiaries, any such Person’s properties or revenues, or any Credit Document that is pending or, to the knowledge of the Credit Parties, threatened, by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues that has not been settled, dismissed, vacated, discharged or terminated.  No litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries, any such Person’s properties or revenues, or any Credit Document is pending or, to the knowledge of the Credit Parties, threatened, by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues that has not been settled, dismissed, vacated, discharged or terminated which could reasonably be expected to have a Material Adverse Effect, and no judgments are outstanding which could reasonably be expected to have a Material Adverse Effect.

Section 3.7             Investment Company Act; Etc.

No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Credit Party is a subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.

Section 3.8             Margin Regulations.

No part of the proceeds of any Loan hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  The Credit Parties (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 and the aggregate value of all “margin stock” owned by the Credit Parties taken as a group does not exceed 25% of the value of their assets.

Section 3.9             ERISA.

Except as set forth in Schedule 3.9, neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect.  No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period which could reasonably be expected to have a Material Adverse Effect.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, could reasonably be expected to have a Material Adverse Effect.  Neither any Credit Party, nor any of its Subsidiaries nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect.

Section 3.10           Environmental Matters.

Except for exceptions to the following which, either individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect:

(a)           The facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.

(b)           The Properties and all operations of the Credit Parties and their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”).

(c)           No Credit Party nor any Subsidiary thereof has received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does any Credit Party nor any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)           Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e)           No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party or any Subsidiary thereof, threatened, under any Environmental Law to which the Borrower or any other Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f)            There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any other Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

Section 3.11           Purpose of Loans.

The proceeds of the Extensions of Credit shall be used solely by the Borrower as follows:

(a)           with respect to the Loans, to (i) finance restaurant construction costs, (ii) pay costs, fees and expenses in connection with such new restaurant construction, (iii) refinance existing Indebtedness of the Borrower, (iv) pay any fees and expenses in connection with this Agreement, (v) provide for the working capital and general corporate requirements of the Parent, the Borrower and its Subsidiaries, (vi) to finance Permitted Acquisitions and (vii) make Restricted Payments to the Parent for the purpose of redeeming and/or repurchasing shares of its Capital Stock, to the extent permitted by Section 6.11(c) and (d); and

(b)           the Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic or international trade transactions and obligations not otherwise aforementioned relating to transactions entered into by the applicable account party in the ordinary course of business.

Section 3.12           Subsidiaries.

Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries of the Credit Parties as of the Closing Date.  Information on the attached Schedule includes state of incorporation or organization; the number of authorized shares of each class of Capital Stock or other equity interests; the number of outstanding shares of each class of Capital Stock or other equity interests, the owner thereof and the percentage of such ownership; and the number and effect, of all outstanding options, warrants, rights of conversion or purchase and similar rights.  The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents).

Section 3.13           Ownership; Insurance.

Each of the Credit Parties is the owner of, and has good and, to the extent applicable, marketable title to, and adequate insurance coverage for, all of its respective assets that, together with assets leased or licensed by the Credit Parties, represents all assets individually or in the aggregate material to the conduct of the businesses of the Credit Parties taken as a whole, and none of such assets is subject to any Lien other than Permitted Liens.  Each Credit Party enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect other than exceptions to the foregoing that could not reasonably be expected to have a Material Adverse Effect.  The Credit Parties have delivered, or made available for review, complete and accurate copies of all material leases to the Administrative Agent as of the Closing Date.

Section 3.14           Indebtedness.

Except as otherwise permitted under Section 6.1, the Credit Parties and their Subsidiaries have no Indebtedness.

Section 3.15           Taxes.

Each of the Credit Parties and their Subsidiaries has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.  None of the Credit Parties is aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 3.16           Intellectual Property.

Each of the Credit Parties and its Subsidiaries owns, or has the legal right to use, all trademarks, tradenames, copyrights, patents, technology, know-how and processes necessary for each of them to conduct its business as currently conducted.  Set forth on Schedule 3.16 is a list of all Intellectual Property owned by the Credit Parties and their Subsidiaries or that any Credit Party or any of its Subsidiaries has the right to use.  Except as provided on Schedule 3.16, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property owned by a Credit Party or the validity or effectiveness of any such Intellectual Property owned by a Credit Party, nor do any Credit Party or any of its Subsidiaries know of any such claim, and, to the knowledge of any Credit Party and its Subsidiaries, the use of such Intellectual Property by any Credit Party or any of its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Schedule 3.16 may be updated from time to time by the Borrower to include new Intellectual Property by giving written notice thereof to the Administrative Agent.

Section 3.17           Solvency.

The fair saleable value of all Credit Parties’ assets, taken as a whole and measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Agreement.  None of the Credit Parties (a) has unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) has incurred, or believes that it will incur after giving effect to the transactions contemplated by this Agreement, debts beyond its ability to pay such debts as they become due.

Section 3.18           Investments.

All Investments of each of the Credit Parties and their Subsidiaries are Permitted Investments.

Section 3.19           Location of Collateral.

Set forth on Schedule 3.19(a) is a list of the Properties of the Credit Parties and their Subsidiaries with street address, county and state where located as of the Closing Date.  Set forth on Schedule 3.19(b) is a list of all locations where any tangible personal property of the Credit Parties is located, including county and state where located as of the Closing Date.  Set forth on Schedule 3.19(c) is the chief executive office and principal place of business of the Credit Parties as of the Closing Date.

Section 3.20           No Burdensome Restrictions.

None of the Credit Parties or any of its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.21           Brokers’ Fees.

None of the Credit Parties or any of its Subsidiaries have any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the closing and other fees payable pursuant to this Agreement.

Section 3.22           Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of its Subsidiaries as of the Closing Date, other than as set forth in Schedule 3.22 hereto.  As of the Closing Date none of the Credit Parties or any of its Subsidiaries (i) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the five years preceding the Closing Date, other than as set forth in Schedule 3.22 hereto or (ii) has knowledge of any pending strike, walkout or work stoppage that could, in either case, reasonably be expected to have a Material Adverse Effect.

Section 3.23           Security Documents.

The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently (or will be, upon the filing of appropriate financing statements and grants of security in Intellectual Property, and the recordation of the applicable Mortgage Instruments, in each case in favor of the Administrative Agent) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

Section 3.24           Accuracy and Completeness of Information.

All factual information (other than immaterial factual information, the failure of such to be true and accurate in all material respects does not adversely affect the Lenders) heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading.  There is no fact now known to any Credit Party or any of its Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect.

Section 3.25           Material Contracts.

Schedule 3.25 sets forth a complete and accurate list of all Material Contracts of the Borrowers and their Subsidiaries in effect as of the Closing Date.  As of the Closing Date, other than as set forth in Schedule 3.25, each such Material Contract is, and after giving effect to the transactions contemplated by the Credit Documents will be, in full force and effect in accordance with the terms thereof and no Borrower or Subsidiary thereof has violated in any material respect any such Material Contract.  The Borrowers have delivered or made available to the Administrative Agent for its review a correct and complete copy of each written agreement listed in Schedule 3.25 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in such Schedule.

Section 3.26           Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended.  Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act (as defined in Section 9.18).  None of the Credit Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.27           Compliance with OFAC Rules and Regulations.

None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

Section 3.28           Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.  None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1             Conditions to Closing and Initial Extensions of Credit.

This Agreement shall become effective upon, and the obligation of each Lender to make the initial Extensions of Credit on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a)           Execution of Credit Documents.  The Administrative Agent shall have received (i) counterparts of this Agreement, (ii) for the account of each Revolving Lender requesting the same, a Revolving Note, (iii) for the account of each Term Loan Lender requesting the same, a Term Loan Note (iv) for the account of the Swingline Lender, the Swingline Note, and (v) counterparts to the Security Agreement, the Pledge Agreement and each Mortgage Instrument, in each case conforming to the requirements of this Agreement and executed by a duly authorized officer of each party thereto, and in each case in form and substance reasonably satisfactory to the Lenders.

(b)           Authority Documents.  The Administrative Agent shall have received the following:

(i)            Articles of Incorporation/Charter Documents.  Copies of the articles of incorporation or other charter documents, as applicable, of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation.

(ii)           Resolutions.  Copies of resolutions of the board of directors of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1-1 attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)          Bylaws/Operating Agreement.  A copy of the bylaws or comparable operating agreement of each Credit Party certified by a secretary or assistant secretary of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1-1 attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)          Good Standing.  Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect on the business or operations of the Credit Parties in such state.

(v)           Incumbency.  An incumbency certificate of each Credit Party certified by a secretary or assistant secretary (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1-1 attached hereto) to be true and correct as of the Closing Date.

(c)           Legal Opinions of Counsel.  The Administrative Agent shall have received opinions of legal counsel (including local counsel to the extent required by the Administrative Agent) for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders in form and substance reasonably acceptable to the Administrative Agent.

(d)           Personal Property Collateral.  The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i)            searches of Uniform Commercial Code filings in the jurisdiction of the state of incorporation or organization of each Credit Party and each other jurisdiction deemed necessary by the Administrative Agent and copies of the financing statements on file in such jurisdictions;

(ii)           UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)          searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as reasonably requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(iv)          all stock or membership certificates, if any, evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock or transfer powers attached thereto;

(v)           all instruments and chattel paper individually in excess of $500,000 in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in such instruments and chattel paper;

(vi)          with respect to any Collateral with a fair market value in excess of $500,000 in the aggregate held by a warehouseman or a bailee, such estoppel letter, consent and waiver from such warehousemen or bailee as may be required by the Administrative Agent;

(vii)         with respect to the deposit accounts and securities accounts of the Credit Parties, such control agreements as may be required pursuant to the terms of Section 5.14; and

(viii)        such other duly executed agreements or consents as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral.

(e)           Liability, Casualty, Business Interruption and Food Borne Illness Insurance.  The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability, casualty, business interruption and food borne illness insurance meeting the requirements set forth herein or in the Security Documents.  The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to such insurance, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

(f)            Fees.  The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Engagement Letter and Section 2.6.

(g)           Litigation.  Except for litigation disclosed on Schedule 3.6, there shall not exist any material litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries or with respect to this Agreement and the other Credit Documents that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.

(h)           Solvency Certificate.  The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Parent as to the financial condition, solvency and related matters of the Credit Parties, taken as a whole, in substantially the form of Schedule 4.1-2 hereto.

(i)            Account Designation Letter.  The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1-1 hereto.

(j)            Corporate Structure.  The corporate, capital and ownership structure of the Credit Parties and their Subsidiaries shall be as described in Schedule 3.12, and shall otherwise be reasonably satisfactory to the Administrative Agent and the Lenders.

(k)           Consents.  The Administrative Agent shall have received evidence that all material governmental, shareholder, board of director and third party consents and approvals necessary in connection with the financings and other transactions contemplated hereby have been obtained.

(l)            Compliance with Laws.  The financings and other transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

(m)          Bankruptcy.  There shall be no bankruptcy or insolvency proceedings with respect to any Credit Party or any of its Subsidiaries.

(n)           Material Adverse Effect.  No material adverse change shall have occurred since December 31, 2006 in the business, properties, operations or financial condition of the Credit Parties and their Subsidiaries taken as a whole.

(o)           Financial Statements.  The Administrative Agent shall have received copies of the financial statements and other financial information referred to in Section 3.1 hereof, each in form and substance reasonably satisfactory to it.

(p)           Termination of Existing Indebtedness.  All existing Indebtedness for borrowed money of the Credit Parties and their Subsidiaries (other than the Indebtedness listed on Schedule 6.1(b)) shall have been repaid in full and terminated and all Liens relating thereto (other than those in favor of the Administrative Agent) shall have been terminated.

(q)           Officer’s Certificates.  The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Parent as of the Closing Date stating that (i) except as set forth on Schedule 3.6, there is no material pending or, to the knowledge of any Credit Party, threatened litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries, this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date and (ii) immediately after giving effect to this Agreement (including the initial Extensions of Credit hereunder), the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (C) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 for the Reference Period ending as of April 22, 2007.

(r)            Patriot Act Certificate.  The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act including, without limitation, the identity of the Borrower, the name and address of the Borrower and other information that will allow the Administrative Agent or any Lender, as applicable, to identify such Company in accordance with the Patriot Act.

(s)           Real Estate Documents.  The Administrative Agent shall have received all real estate documents required by the Administrative Agent pursuant to Section 5.12(c).

(t)            Additional Matters.  All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Section 4.2             Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit (including, without limitation, any Swingline Loan made pursuant to the Autoborrow Feature) hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)           Representations and Warranties.  The representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date.

(b)           No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Extension of Credit.

(c)           Compliance with Commitments.  Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Revolving Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the Swingline Loans shall not exceed the Swingline Committed Amount.

(d)           Additional Conditions to Revolving Loans.  If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.

(e)           Additional Conditions to Letters of Credit.  If the issuance of a Letter of Credit is requested, all conditions set forth in Section 2.3 shall have been satisfied.

(f)            Additional Conditions to Swingline Loans.  If a Swingline Loan is requested, all conditions set forth in Section 2.4 shall have been satisfied.

Each request for an Extension of Credit (including, without limitation, any Swingline Loan made pursuant to the Autoborrow Feature, which shall be deemed a request by the Borrower for a Swingline Loan for purposes of this Section 4.2) and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute representations and warranties by the Borrower as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) through (f) of this Section have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations together with interest, Commitment Fee and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full, the Credit Parties shall, and shall cause each of their Subsidiaries (other than in the case of Sections 5.1, 5.2 or 5.7 hereof), to:

Section 5.1             Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a)           Annual Financial Statements.  As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent, a copy of the consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows of the Parent and its consolidated Subsidiaries for such year which shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;

(b)           Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Parent, a copy of the consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such period and related consolidated statements of income and retained earnings and of cash flows for the Parent and its consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments);

(c)           Officer’s Certificate.  At the time of delivery of the financial statements provided for in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer of the Parent substantially in the form of Schedules 5.1(c), (i) demonstrating compliance with the financial covenants contained in Section 5.9 by calculation thereof as of the end of each such fiscal period and (iii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Parties propose to take with respect thereto.

(d)           Annual Operating Budget and Cash Flow.  As soon as available, but in any event within sixty (60) days following the end of each fiscal year, a copy of the detailed annual operating budget or plan including cash flow projections of the Parent and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.

Section 5.2             Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to the provisions of Section 5.9, except as specified in such certificate;

(b)           within ninety (90) days after the end of each fiscal year of the Borrower, a certificate containing information regarding the amount of all Asset Dispositions, Debt Issuances, and Equity Issuances that were made during the prior fiscal year and amounts received in connection with any Recovery Event during the prior fiscal year;

(c)           promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to the Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person;

(d)           promptly after the same are sent or upon their becoming available, copies of or access to (i) all Securities and Exchange Commission reports of the Credit Parties, (ii) all financial statements, reports, notices and proxy statements sent or made available by the Credit Parties to their equityholders, (iii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of the Credit Parties with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (iv) all press releases and other statements made available by any of the Credit Parties to the public concerning material developments in the business of any of the Credit Parties;

(e)           not less than twenty (20) Business Days prior to the consummation of any Permitted Acquisition with Total Consideration in excess of $1,000,000, the following information:

(i)            a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment) and of each Target;

(ii)           audited (to the extent available) financial statements of the Target for its two (2) most recent fiscal years prepared by independent certified public accountants acceptable to the Administrative Agent and unaudited fiscal year-to-date statements for the two (2) most recent interim periods;

(iii)          consolidated projected income statements of the Parent and its consolidated Subsidiaries (giving effect to such Permitted Acquisition and the consolidation with the Parent of each relevant Target) for the three (3)-year period following the consummation of such Permitted Acquisition, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments reasonably acceptable to the Required Lenders;

(iv)          a certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Responsible Officer of the Parent (A) setting forth a good faith estimate of the Total Consideration to be paid for each Target, (B) certifying that (y) such Permitted Acquisition complies with the requirements of this Agreement and (z) after giving effect to such Permitted Acquisition and any borrowings in connection therewith, the Parent believes in good faith that it will have sufficient availability under the Revolving Commitments to meet its ongoing working capital requirements and (C) certifying compliance with clauses (c), (d) and (e) of the definition of the Permitted Acquisition and demonstrating compliance with clause (b) of the definition of Permitted Acquisition; and

(v)           any due diligence reports prepared by, or on behalf of, any Credit Party with respect to the Target;

provided, that with respect to any Permitted Acquisition consummated within the first twenty (20) Business Days following the Closing Date, the delivery of the information required pursuant to clauses (i)-(v) above on the Closing Date shall satisfy the requirements of this Section 5.2(e).

(f)            promptly, such additional financial and other information as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request; and

(g)           concurrently with the delivery of the financial statements referred to in Section 5.1(b) above, notice of any acquisition or construction of a new restaurant.

Section 5.3             Payment of Taxes and Other Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its taxes (Federal, state, local and any other taxes) and other material obligations and liabilities of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities (except where the failure to pay, discharge or satisfy such obligations and liabilities (other than taxes) could not reasonably be expected to have a Material Adverse Effect), except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.

Section 5.4             Conduct of Business and Maintenance of Existence.

Continue to engage in business of the same general type as conducted by it on the Closing Date; preserve, renew and keep in full force and effect its existence and good standing and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to maintain its goodwill; comply with all Material Contracts and Requirements of Law applicable to it except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5             Maintenance of Property; Insurance.

(a)           Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).

(b)           Maintain with financially sound and reputable insurance companies (i) insurance on all its property (including without limitation its tangible Collateral) insuring against at least such risks as are usually insured against in the same or a similar business, (ii) liability and food borne illness insurance covering at least such risks as are usually insured against in the same or a similar business; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.  The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, or an additional insured, as applicable, with respect to such insurance policies, and each provider of such insurance policies shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Credit Party or any of its Subsidiaries or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies.  The present insurance coverage of the Credit Parties as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 5.5(b).

(c)           In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any material part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction.

Section 5.6             Inspection of Property; Books and Records; Discussions.

Keep proper books of records and accounts in which full, true and correct entries (in all material respects) shall be made of all dealings and transactions in relation to its businesses and activities, such entries to be in conformity with GAAP and all Requirements of Law; and permit, during regular business hours and upon reasonable notice by the Administrative Agent or any Lender, the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Credit Parties and their Subsidiaries with officers and employees of the Credit Parties and with its independent certified public accountants.

Section 5.7             Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a)           promptly, but in any event within two (2) Business Days after any Credit Party knows or has reason to know thereof, the occurrence of any Default or Event of Default;

(b)           promptly, the occurrence of any default or event of default under any Material Contracts of any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $5,000,000;

(c)           promptly, any litigation, or any investigation or proceeding known to any Credit Party (i) affecting any Credit Party or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $5,000,000, (ii) affecting or with respect to this Agreement or any other Credit Document or (iii) involving an environmental claim or potential liability under Environmental Laws in excess of $5,000,000;

(d)           as soon as possible and in any event within thirty (30) days after any Credit Party knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(e)           any notice of any material violation of any Requirement of Law received by any Credit Party or any of its Subsidiaries from any Governmental Authority including, without limitation, any notice of material violation of Environmental Laws;

(f)            any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(g)           any attachment, judgment, lien, levy or order exceeding $1,000,000 that may be assessed against any Credit Party other than Permitted Liens; and

(h)           promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto.  In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8             Environmental Laws.

(a)           Comply in all material respects with, and take reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and

(c)           Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor as determined by a court of competent jurisdiction in a final and non-appealable judgment.  The agreements in this paragraph shall survive repayment of the Credit Party Obligations.

Section 5.9             Financial Covenants.

Commencing on the day immediately following the Closing Date, the Credit Parties shall comply with the following financial covenants:

(a)           Leverage Ratio.  The Leverage Ratio, as of the last day of each fiscal quarter of the Parent, shall be less than or equal to 2.50 to 1.0.

(b)           Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Parent shall be greater than or equal to 1.25 to 1.0.

Section 5.10           Additional Subsidiary Guarantors.

The Credit Parties will cause each of their Domestic Subsidiaries (other than a Liquor License Subsidiary), whether newly formed, after acquired or otherwise existing, to promptly become a Guarantor hereunder by way of execution of a Joinder Agreement.  In connection therewith, the Credit Parties shall give notice to the Administrative Agent not less than fifteen (15) days prior to creating a Subsidiary, or acquiring the Capital Stock of any other Person.  The guaranty obligations of any such Additional Credit Party shall be secured by, among other things, the Collateral of the Additional Credit Party and a pledge of 100% of the Capital Stock of its Domestic Subsidiaries that such Additional Credit Party owns and 65% (or such higher percentage that would not result in material adverse tax consequences for such Additional Credit Party) of the voting Capital Stock and 100% of the non-voting Capital Stock of its first-tier Foreign Subsidiaries.  In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent such charter and organizational documents and opinions of counsel as the Administrative Agent may reasonably request.

Section 5.11           Compliance with Law.

Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect.

Section 5.12           Pledged Assets.

(a)           Each Credit Party will, and will cause each of its Subsidiaries to, cause 100% of the Capital Stock of each of its direct or indirect Domestic Subsidiaries that such Credit Party owns and 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of each of its first-tier Foreign Subsidiaries that such Credit Party owns to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

(b)           The Credit Parties have executed and delivered, or will execute and deliver, to the Administrative Agent Mortgage Instruments encumbering the real property of the Credit Parties set forth in Schedule 5.12(b).  Subject to the limitation set forth in Section 5.12(c), real property acquired or leased by a Credit Party after the Closing Date shall be subject to the requirements set forth in this Section 5.12(b).  If, subsequent to the Closing Date, a Credit Party shall acquire any owned real property, securities, instruments having a fair market value in excess of $500,000, chattel paper evidencing obligations in excess of $500,000, or other personal property having a fair market value in excess of $500,000 required for perfection to be delivered to the Administrative Agent as Collateral hereunder or under any of the Security Documents or if any owned real property which has previously been subject to a mortgage or deed of trust in favor of a third party shall cease to be subject to such encumbrance, the Borrower shall promptly (and in any event within three (3) Business Days) after such acquisition or release of encumbrance notify the Administrative Agent of same.  Each Credit Party shall take such action at its own expense as may be necessary or otherwise reasonably requested by the Administrative Agent (including, without limitation, any of the actions described in Section 4.1(d) hereof) to ensure that the Administrative Agent has a first priority perfected Lien to secure the Credit Party Obligations in (i) all Collateral of the Credit Parties located in the United States and (ii) to the extent deemed to be material by the Administrative Agent in its reasonable discretion, all other personal property (other than items of Collateral that are excluded from the Security Documents) or, subject to the terms of Section 5.12(c), owned real property of the Credit Parties (and certain leasehold property interests if an Event of Default has occurred and is continuing to the extent deemed necessary by the Administrative Agent), subject in each case only to Permitted Liens.   Subject to the terms of Section 5.12(c), with respect to any real property leased by a Credit Party subsequent to the Closing Date, to the extent requested by the Administrative Agent, such Credit Party shall use its commercially reasonable efforts to deliver to the Administrative Agent a landlord waiver in form and substance reasonably satisfactory to the Administrative Agent.  With respect to any owned or leased real property of a Credit Party required to be mortgaged to the Administrative Agent pursuant to this Section 5.12, such Credit Party shall deliver the following documentation, which in each case shall be in form and substance reasonably satisfactory to the Administrative Agent:

(A)          a fully executed and notarized Mortgage Instrument encumbering (1) the fee interest in such real property or (2) if an Event of Default has occurred and is continuing, the leasehold interest in such property to the extent deemed necessary by the Administrative Agent;

(B)           a title report in respect of such real property;

(C)           a Mortgage Policy in an amount reasonably satisfactory to the Administrative Agent, which Mortgage Policy shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request;

(D)          evidence as to (1) whether such real property is a Flood Hazard Property and (2) if such real property is a Flood Hazard Property, (x) whether the community in which such real property is located is participating in the National Flood Insurance Program, (y) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (I) as to the fact that such real property is a Flood Hazard Property and (II) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (z) copies of insurance policies or certificates of insurance of the Credit Parties and their Subsidiaries evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders;

(E)           map or plat of an as-built survey (or, to the extent approved by the Administrative Agent, a boundary survey) of the site of the real property certified to the Administrative Agent and the Title Insurance Company issuing the applicable Mortgage Policy in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to each of the Administrative Agent and such Title Insurance Company by an independent professional licensed land surveyor selected by the Borrower and reasonably satisfactory to each of the Administrative Agent and such Title Insurance Company, which map or plat and the survey on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable Mortgage Policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such map, plat or survey the following: (1) the location on such site of all the buildings, structures and other improvements and the established building setback lines; (2) the lines of streets abutting the site and width thereof; (3) all access and other easements appurtenant to the site necessary to use the site; (4) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the site or otherwise known to the surveyor; (5) any encroachments on any adjoining property by the building structures and improvements on the site; and (6) if the site is described as being on a filed map, a legend relating the survey to such map;

(F)           an environmental review of such real property, including but not limited to Phase I environmental assessments, together with a reliance letter in favor of the Lenders;

(G)           an opinion of counsel to the Credit Parties for the jurisdiction in which such real property located; and

(H)          to the extent readily available, a zoning letter from the municipality or other Governmental Authority for the jurisdiction in which the real property is located.

(c)           Notwithstanding the foregoing terms of Section 5.12(b), (i) any document required to be delivered to the Administrative Agent pursuant to this Section 5.12 that is not delivered on or prior to the Closing Date, shall be delivered to the Administrative Agent within forty-five (45) days of the Closing Date (or such extended period of time as agreed to by the Administrative Agent) and (ii) so long as the Leverage Ratio is less than or equal to 2.00 to 1.00 as of the last fiscal quarter end for which the Leverage Ratio is reported pursuant to Section 5.1(c), then the Credit Parties shall not be required to obtain or deliver a Mortgage Instrument,

Mortgage Policy, landlord waiver or other instrument or documentation referenced in Section 5.12(b) with respect to any real property leased or acquired by any Credit Party after the Closing Date; provided that to the extent any real property is leased or acquired by a Credit Party after the Closing Date with proceeds from a Recovery Event involving a Mortgaged Property, the Credit Parties shall deliver such documentation referenced in Section 5.12(b) with respect to such real property.

Section 5.13           Covenants Regarding Intellectual Property.

(a)           Each Credit Party shall notify the Administrative Agent promptly if it knows that any application, letters patent or registration relating to any material Patent or any registration relating to any material Trademark of such Credit Party or any of its Subsidiaries may become abandoned, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding such Credit Party’s or any of its Subsidiary’s ownership of any material Patent or material registered Trademark, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any material Patent License or material Trademark License.

(b)           Each Credit Party shall notify the Administrative Agent promptly after it knows of any final adverse determination (including, without limitation, any such determination in any proceeding in any court) regarding any material Copyright of such Credit Party or any of its Subsidiaries, whereby (i) such material Copyright may become invalid or unenforceable prior to its expiration or termination, or (ii) such Credit Party’s or any of its Subsidiary’s ownership of such material Copyright, its right to register the same or to enforce, keep and maintain the same, or its rights under such material Copyright, may be adversely affected.

(c)           (i)            Each Credit Party shall promptly notify the Administrative Agent of any filing by such Credit Party or any of its Domestic Subsidiaries, either itself or through any agent, employee, licensee or designee (but in no event later than the fifth Business Day following the last day of the fiscal quarter in which such filing occurs), of any application for registration of any Intellectual Property with the United States Copyright Office or United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, or any new Intellectual Property acquired or licensed by a Credit Party or any Domestic Subsidiary thereof.

(ii)           Upon request of the Administrative Agent, each Credit Party shall execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in the Intellectual Property and the general intangibles (including goodwill) related thereto or represented thereby.

(d)           The Credit Parties and their Subsidiaries will take all necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain the registration of each material registered Copyright, Patent and Trademark owned by the Credit Parties and their Subsidiaries, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings.

(e)           In the event that any Credit Party becomes aware that any Intellectual Property is infringed, misappropriated or diluted by a third party in any material respect, such Credit Party shall notify the Administrative Agent promptly after it learns thereof and shall, unless such Credit Party shall reasonably determine that such Intellectual Property is not material to the business of such Credit Party or the Credit Parties and their Subsidiaries taken as a whole, or that taking legal action will not be financially prudent, promptly take action against such infringement, misappropriation or dilution to terminate such infringement, misappropriation or dilution and/or recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as such Credit Party shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

Section 5.14           Deposit and Securities Accounts.

The Credit Parties shall maintain each of their deposit and securities accounts with (a) a Lender or (b) a financial institution that has entered into an account control agreement in form and substance reasonably satisfactory to the Administrative Agent; provided that (i) any account with a financial institution (other than a Lender) that has an outstanding balance, or contains assets that are valued, at all times less than $1,000,000 shall not be subject to the requirements of this Section 5.14 and (ii) the outstanding balance of, or the amount of assets in, all accounts excluded from the requirements of this Section 5.14 shall not exceed $3,000,000 at any time.

Section 5.15           Further Assurances.

Upon the request of the Administrative Agent, the Credit Parties shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents which are necessary or advisable to create or maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on all Collateral of the Credit Parties as may be required by this Agreement or any Security Document that are duly perfected in accordance with all applicable Requirements of Law.

ARTICLE VI

NEGATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations together with interest, Commitment Fee and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full that:

Section 6.1             Indebtedness.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness arising or existing under this Agreement and the other Credit Documents;

(b)           Indebtedness existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1 (and set out more specifically in Schedule 6.1(b)) hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

(c)           Indebtedness incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price of furniture, fixtures and equipment provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such furniture, fixtures and equipment; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total amount of all such Indebtedness shall not exceed $15,000,000 at any time outstanding and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

(d)           Unsecured intercompany Indebtedness among the Credit Parties; provided that any such Indebtedness shall be fully subordinated to the Credit Party Obligations hereunder on terms reasonably satisfactory to the Administrative Agent;

(e)           Indebtedness and obligations owing under Secured Hedging Agreements and other Hedging Agreements entered into in order to manage existing or anticipated business risks and not for speculative purposes;

(f)            Indebtedness and obligations of Credit Parties owing under documentary letters of credit for the purchase of goods or other merchandise (but not under standby, direct pay or other letters of credit except for the Letters of Credit hereunder) generally;

(g)           Indebtedness in respect of Guaranty Obligations to the extent permitted under Section 6.3;

(h)           Indebtedness in respect of Sale Leaseback Transactions to the extent permitted under Section 6.12;

(i)            performance, surety, bid, appeal or similar bonds arising in the ordinary course of business;

(j)            any Indebtedness owing by any Person prior to such Person becoming a Subsidiary of a Credit Party pursuant to a Permitted Acquisition; provided that such Indebtedness is not created in contemplation of such acquisition; and

(k)           other Indebtedness of the Credit Parties and their Subsidiaries which does not exceed $1,000,000 in the aggregate at any time outstanding.

Section 6.2             Liens.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.  Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section 6.2, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the benefit of the Lenders, to the extent such a Lien has not already been granted to the Administrative Agent.

Section 6.3             Guaranty Obligations.

The Credit Parties will not enter into or otherwise become or be liable in respect of any Guaranty Obligations (excluding specifically therefrom endorsements in the ordinary course of business of negotiable instruments for deposit or collection) other than (a) those in favor of the Lenders in connection herewith, (b) guaranties given by the Borrower or any of its Subsidiaries in connection with obligations not constituting Indebtedness, including Permitted Acquisitions, real property leases and other contracts entered into in the ordinary course of business and (iii) Guaranty Obligations by the Credit Parties and their Subsidiaries with respect to Indebtedness permitted under Section 6.1 (except, as regards Indebtedness under subsection (b) thereof, only if and to the extent such Indebtedness was guaranteed on the Closing Date).

Section 6.4             Nature of Business.

Except as permitted by Section 6.5, each of the Credit Parties will not, nor will it permit any Subsidiary to, alter its business in any material respect from that conducted as of the Closing Date.

Section 6.5             Consolidation, Merger, Sale or Purchase of Assets, etc.

Each of the Credit Parties will not, nor will it permit any Subsidiary to:

(a)           dissolve, liquidate or wind up its affairs, sell, transfer, lease to a third party or otherwise dispose of its property or assets or agree to do so at a future time except the following, without duplication, shall be expressly permitted:

(i)            Specified Sales;

(ii)           Sale Leaseback Transactions to the extent permitted under Section 6.12;

(iii)          the disposition of property or assets as a result of a Recovery Event;

(iv)          the sale, lease, transfer or other disposition of (A) machinery, parts and equipment no longer used or useful in the conduct of the business of the Borrower or any of its Subsidiaries and (B) property and assets located at or used in connection with, or which are otherwise associated with, restaurants that are not material to the business of any Credit Party;

(v)           the sale, lease or transfer of property or assets between Credit Parties, so long as the Liens of the Administrative Agent with respect to such property or assets remain in full force and effect and fully perfected after giving effect to such transaction;

(vi)          the dissolution, liquidation or winding up of a Liquor License Subsidiary or any sale, transfer or other disposition of assets from a Liquor License Subsidiary to a Credit Party or another Liquor License Subsidiary;

(vii)         the sale, lease or transfer of the properties set forth on Schedule 2.8(b)(ii), and

(viii)        the sale, lease or transfer of property or assets not to exceed $2,000,000 in the aggregate in any fiscal year and $10,000,000 in the aggregate during the term of this Agreement;

provided, that in each case (other than with respect to clause (v) above and dispositions of assets of a restaurant in connection with a refinishing, refurnishing or upgrade of such restaurant for consideration less than $100,000 in the aggregate per restaurant) (A) at least 75% of the consideration received therefor by any Credit Party or any such Subsidiary shall be in the form of cash or Cash Equivalents, (B) after giving effect to the sale, lease, transfer or other disposition of such property or assets and the repayment of Indebtedness (if any) with the proceeds thereof, the Credit Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 5.9 hereof and shall be in compliance with all other terms and conditions of this Agreement, and (C) no Event of Default shall exist or shall result from such sale, lease, transfer or other disposition of property or assets; provided, further, that with respect to any sale or transfer of property or assets permitted hereunder to an unrelated third party, the Administrative Agent shall be entitled, without the consent of the Lenders or the Required Lenders, to release its Liens relating to the particular property or assets sold; or

(b)           (i)  purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or substantially all of the property or assets or a majority of the Voting Stock of any Person (other than purchases or other acquisitions of inventory, goods, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein) or (ii) enter into any transaction of merger or consolidation, except for (A) Permitted Acquisitions, (B) investments or acquisitions permitted pursuant to Section 6.6, and (C) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving corporation.

Section 6.6             Advances, Investments and Loans.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, lend money or extend credit or make advances to any Person, or purchase or acquire any Capital Stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person except for Permitted Investments.

Section 6.7             Transactions with Affiliates.

Except as permitted in subsection (iv), subsection (ix) or subsection (x) of the definition of Permitted Investments or as permitted under Section 6.11, each of the Credit Parties will not, nor will it permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate.

Section 6.8             Ownership of Subsidiaries; Restrictions.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, create, form or acquire any Subsidiaries, except for (i) wholly-owned Domestic Subsidiaries which are joined as Additional Credit Parties in accordance with the terms hereof and (ii) Liquor License Subsidiaries.  Each of the Credit Parties will not, nor will it permit any Subsidiary to, sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of its Subsidiaries, nor will it, or permit any Subsidiary to, issue, sell, transfer, pledge or otherwise dispose of any of its Capital Stock or other equity interests, except as required by the Credit Documents or pursuant to a transaction permitted by this Agreement.

Section 6.9             Fiscal Year; Organizational Documents; Material Contracts.

Each of the Credit Parties will not, nor will it permit any of its Subsidiaries to, change its fiscal year. Each of the Credit Parties will not, nor will they permit any of its Subsidiaries to, amend, modify or change their articles of incorporation (or corporate charter or other similar organizational document), operating agreement or bylaws (or other similar document) in any material respect without the prior written consent of the Required Lenders. Each of the Credit Parties will not, nor will it permit any of its Subsidiaries to, without the prior written consent of the Administrative Agent, amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of the Material Contracts (other than in the ordinary course of business), except in the event that such amendments, modifications, cancellations or terminations could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.10           Limitation on Restricted Actions.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness maintained pursuant to Section 6.1(b) or incurred pursuant to Section 6.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or (iv) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 6.11           Restricted Payments.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the common stock or equivalent equity interests of such Person, (b) to make dividends or other distributions payable to any Credit Party (directly or indirectly through Subsidiaries), (c) so long as no Default or Event of Default shall have occurred and be continuing, the Parent may redeem and/or repurchase shares of its Capital Stock so long as there is at least $20,000,000 of Accessible Borrowing Availability after giving effect thereto, and (d) so long as no Default or Event of Default shall have occurred and be continuing, the Parent may redeem and/or repurchase shares of its Capital Stock pursuant to the terms of any employment agreement of any officer or director of the Parent or any Subsidiary in an aggregate amount not to exceed $500,000 in cash during the term of this Agreement.

Section 6.12           Sale Leasebacks.

No Credit Party will, directly or indirectly, (i) sell or transfer any property (whether real, personal or mixed and whether now owned or hereafter acquired) to a Person that is not a Credit Party (for purposes of this Section 6.12, the “Sale Leaseback Property”) and then (ii) promptly lease (whether as an Operating Lease or a Capital Lease), or guaranty a lease of, the Sale Leaseback Property and use the Sale Leaseback Property for substantially the same purpose in existence prior to the sale or transfer (any such transaction, a “Sale Leaseback Transaction”); provided, however, that Sale Leaseback Transactions shall be permitted so long as such Sale

Leaseback Transactions do not exceed an aggregate amount of $4,000,000 during any fiscal year or an aggregate amount of $20,000,000 during the term of this Agreement.

Section 6.13           No Further Negative Pledges.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security to secure obligations under such agreement if security is given for some other obligation, except (a) pursuant to this Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 6.14           Amendments to Subordinated Debt, etc.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Subordinated Debt of such Credit Party or Subsidiary if such amendment or modification would add or change any terms in a manner adverse to the Lenders, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof.

Section 6.15           Management Fees.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, directly or indirectly, pay any management, consulting or similar fees to any Affiliate or to any manager, director, officer or employee of the Credit Parties or any of their Subsidiaries, other than those payments included in the corporate overhead of the Parent or any Subsidiary or other payments made in the ordinary course of business without the prior written consent of the Required Lenders.

Section 6.16           Parent Holding Company/Liquor License Subsidiaries.

The Parent shall not engage in any activities or operations whatsoever, other than (a) general administrative and other functions required by law, (b) owning all of the Capital Stock of the Borrower, (c) guaranteeing the Credit Party Obligations pursuant to the terms of this Agreement and the other Credit Documents and performing its obligations hereunder and thereunder and (d) those activities or operations that are necessary or appropriate to comply with Requirements of Law or to comply with the rules and regulations of NASDAQ or any other national securities exchange or any other securities regulatory authority.  None of the Liquor License Subsidiaries shall engage in any activities or operations whatsoever, other than (i)

general administrative and other functions required by law and (ii) owning their respective liquor licenses and other activities or operations incidental thereto.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1             Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)           The Borrower shall fail to pay any principal on any Loan when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or other Credit Party Obligation or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof and such failure to pay shall continue unremedied for three (3) Business Days; or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder; or

(b)           Any representation or warranty of a Credit Party made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial statement furnished at any time under or in connection with this Agreement provided by a Responsible Officer shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c)           (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2, 5.4 (with respect to conduct of its business and maintenance of a Credit Party’s existence), 5.6 (with respect to inspections), 5.7 (with respect to notice of a Default or Event of Default) or 5.9 or Article VI hereof; or (ii) any Credit Party shall fail to comply with any other covenant, contained in this Agreement or the other Credit Documents (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and in the event such breach or failure to comply is capable of cure, is not cured within the time prescribed therein, or to the extent not prescribed therein, within thirty (30) days of its occurrence; or

(d)           Any Credit Party or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Indebtedness hereunder) in a principal amount outstanding of at least $1,000,000 in the aggregate for the Credit Parties and their Subsidiaries beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or

(ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Indebtedness hereunder) in a principal amount outstanding of at least $1,000,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or (iii) default any Secured Hedging Agreement, the effect of which default is to cause or permit the counterparty thereto to declare an event of default or termination event, as defined therein; or

(e)           (i) Any Credit Party or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Credit Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Credit Party or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f)            One or more judgments, orders, decrees or arbitration awards shall be entered against any Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by third-party insurance with respect to which coverage has not been disputed by the insurer for a period in excess of ninety (90) days; provided however that such ninety (90) day period shall no longer be in effect to the extent that any such judgment, order, decree or arbitration award shall be executed upon at any time during such period by the holder thereof) of $1,000,000 or more and all such judgments, orders, decrees or arbitration awards shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 10 Business Days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against any Credit Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect; or

(g)           (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of any Credit Party, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a Trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could have a Material Adverse Effect; or

(h)           There shall occur a Change of Control; or

(i)            The Guaranty or any provision thereof for any reason shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty; or

(j)            Any other Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby in any material respect (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be perfected on a material portion of the Collateral; or

(k)           Any uninsured damage to or loss, theft or destruction of any assets of any Credit Party or any of its Subsidiaries shall occur that is in excess of $3,000,000.

Section 7.2             Acceleration; Remedies.

Upon the occurrence and during the continuation of an Event of Default, then, (a) if such event is an Event of Default specified in Section 7.1(e) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other Credit Party Obligations under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and the Borrower shall immediately pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount which may be drawn under Letters of Credit then outstanding and (b) if such event is any other Event of Default, any of the following actions may be taken:  with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, (i) by notice to the Borrower declare all or any portion of the Commitments to be terminated forthwith, whereupon such Commitments shall immediately terminate, (ii) by notice of default to the Borrower, declare the Loans (with accrued interest thereon) and all other Credit Party Obligations under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable, (iii) hire, at the expense of the Credit Parties, one or more consultants and the Credit Parties agree to cooperate with such consultants, (iv) exercise any rights or remedies of the Administrative Agent or the Lenders under this Agreement or any other Credit Document, including, without limitation, any rights or remedies with respect to the Collateral, and (v) exercise any rights or remedies available to the Administrative Agent or Lenders under applicable law.

ARTICLE VIII

THE AGENT

Section 8.1             Appointment.

Each Lender hereby irrevocably designates and appoints Wachovia as the Administrative Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes Wachovia, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

Section 8.2             Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.  Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform its the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

Section 8.3             Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of the Borrower to perform their obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by the Borrower of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.

Section 8.4             Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Lender party hereto, in each case in form satisfactory to the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

Section 8.5             Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6             Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.7             Indemnification.

The Lenders agree to indemnify the Administrative Agent in its capacity hereunder (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Revolving Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction.  The agreements in this Section 8.7 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 8.8             Administrative Agent in Its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder.  With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 8.9             Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days’ prior notice to the Borrower and the Lenders.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the Notes, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower with such approval not to be unreasonably withheld (provided, however if an Event of Default shall exist at such time, no approval of the Borrower shall be required hereunder), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 8.10           Nature of Duties.

Except as otherwise expressly stated herein, any agent (other than the Administrative Agent) listed from time to time on the cover page of this Agreement shall have no obligations, responsibilities or duties under this Agreement or under any other Credit Document other than obligations, responsibilities and duties applicable to all Lenders in their capacity as Lenders;

provided, however, that such agents shall be entitled to the same rights, protections, exculpations and indemnifications granted to the Administrative Agent under this Article VIII in their capacity as an agent.

ARTICLE IX

MISCELLANEOUS

Section 9.1             Amendments, Waivers and Release of Collateral.

Neither this Agreement, nor any of the Notes, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section nor may be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section 9.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i)            (A) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon or waive any payment default, (B) extend the expiration date of a Letter of Credit beyond the Maturity Date, (C) reduce the stated rate of any interest or fee payable hereunder (other than interest at the increased post-default rate) or extend the scheduled date of any payment thereof, or (D) increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby, or

(ii)           amend, modify or waive any provision of Section 2.12, Section 2.17, this Section 9.1 or change the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders, or

(iii)          amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent, or

(iv)          release the Parent or the Borrower from its obligations under the Credit Documents or any material Guarantor from its obligations under the Guaranty, without the written consent of all of the Lenders, or

(v)           release all or any material portion of the Collateral, without the written consent of all of the Lenders and any Hedging Agreement Provider, or

(vi)          amend the definitions of “Hedging Agreement,” “Secured Hedging Agreement,” or “Hedging Agreement Provider” without the consent of any Hedging Agreement Provider that would be adversely affected thereby; or

(vii)         amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of all of the Required Lenders or Lenders as appropriate and, provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent or the Issuing Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent and/or the Issuing Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Issuing Lender, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the Borrower, the other Credit Parties, the Lenders, the Issuing Lender and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver.  In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Agreement by unilaterally amending or supplementing Schedule 2.1(a) and Section 9.2 from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 9.2             Notices.

Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and,

unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the Business Day immediately following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and, with respect to each Lender, as set forth in such Lender’s Administrative Details Form, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower	Red Robin International, Inc.
and the other	6312 S. Fiddler’s Green Circle
Credit Parties:	Suite 200 North
Greenwood Village, CO 80111
Attention: Annita Menogan, Senior Vice President, Secretary and
Chief Legal Officer
Telecopier: (303) 846-6067
Telephone: (303) 846-6034

with a copy to:
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Attention: Joel Benson, Esq.
Telecopier: (303) 892-7470
Telephone: (303) 893-1379

The Administrative	Wachovia Bank, National Association, as Administrative Agent
Agent:	Charlotte Plaza
201 South College Street, CP-8
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telecopier: (704) 383-0288
Telephone: (704) 383-3721

with a copy to:

Wachovia Bank, National Association
One South Broad Street, PA4830
Philadelphia, Pennsylvania 19107
Attention: Denis Waltrich
Telecopier: (267) 321-6713
Telephone: (267) 321-6700

Section 9.3             No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4             Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Notes have been paid in full.

Section 9.5             Payment of Expenses and Taxes.

The Borrower agrees (a) to pay or reimburse each Lender and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to each Lender and the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders (including reasonable allocated costs of in-house legal counsel), and (c) on demand, to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their Affiliates (collectively, the Indemnified Parties”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (irrespective of whether the Indemnified Party is named as a party to any litigation or proceeding) with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans (all of the foregoing, collectively, a “Third Party Claim”; provided, however, that the Borrower shall not have any obligation hereunder to the Administrative Agent or any Lender with respect to Third Party Claims arising from the gross negligence or willful misconduct of the Administrative Agent or any such Lender, as determined by a court of competent jurisdiction in a final and non-appealable judgment; provided, further, that (i) each Indemnified Party shall promptly notify the Borrower in writing upon becoming aware of the initiation of any Third Party Claim against it, (ii) the Borrower shall be entitled to participate in the defense of any such Third Party Claim and, if the borrower so chooses, to assume the defense, at the Borrower’s expense, of any such Third Party Claim with counsel selected by the Borrower (it being understood that any Indemnified Party shall have the right to participate in such defense and employ counsel separate from the counsel employed by the Borrower, and that such counsel shall be at the expense of such Indemnified Party unless such Indemnified Party shall have been advised by counsel that there may be legal defenses available to it that are inconsistent with or in addition to those available to the Borrower, in which case such counsel shall be at the Borrower’s expense) and (iii) no Indemnified Party shall settle any Third Party Claim without the Borrower’s prior written consent (such consent not to be unreasonably withheld).  The agreements in this Section 9.5 shall survive repayment of the Loans, Notes and all other amounts payable hereunder.

Section 9.6             Successors and Assigns; Participations; Purchasing Lenders.

(a)           This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower and the Guarantors may not assign or transfer any of their rights or obligations under this Agreement or the other Credit Documents without the prior written consent of each Lender.

(b)           Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof), (ii) release all or substantially all of the Guarantors from their obligations under the Guaranty, (iii) release all or substantially all of the Collateral, or (iv) consent to the assignment or transfer by the Borrower or the Guarantors of any of their rights and obligations under this Agreement.  In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided that each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)           Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time, sell or assign to any Lender or any affiliate or Approved Fund thereof and, with the consent of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (in each case, which consent shall not be unreasonably withheld), to one or more additional banks or financial institutions or entities (“Purchasing Lenders”), all or any part of its rights and obligations under this Agreement and the Notes in minimum amounts of $5,000,000 (or, if less, the entire amount of such Lender’s interests and obligations), pursuant to a Assignment Agreement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender that is not then a Lender or an affiliate or Approved Fund thereof, the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower), and delivered to the Administrative Agent for its acceptance and recording in the Register.  Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Assignment Agreement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto).  Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes.  On or prior to the Transfer Effective Date specified in such Assignment Agreement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Assignment Agreement  new Notes to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Assignment Agreement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder.  Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.  The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked “canceled”.

(d)           The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of a duly executed Assignment Agreement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender, as agreed between them, of a registration and processing fee of $3,500.00 for each Purchasing Lender (other than an affiliate of such Lender or an Approved Fund) listed in such Assignment Agreement and the Notes subject to such Assignment Agreement, the Administrative Agent shall (i) accept such Assignment Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrower.

(f)            The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement, in each case subject to Section 9.15.

(g)           At the time of each assignment pursuant to this Section 9.6 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Tax Exempt Certificate) described in Section 2.17.

(h)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section 9.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

Section 9.7             Adjustments; Set-off.

(a)           Each Lender agrees that if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)           In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to the Borrower or the applicable Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or any other Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the Loans and other Credit Party Obligations of the Borrower and the other Credit Parties to the Administrative Agent and the Lenders and claims of every nature and description of the Administrative Agent and the Lenders against the Borrower and the other Credit Parties, in any currency, whether arising hereunder, under any other Credit Document or any Secured Hedging Agreement pursuant to the terms of this Credit Agreement, as such Lender may elect, whether or not the Administrative Agent or the Lenders have made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  The aforesaid right of set-off may be exercised by such Lender against the Borrower, any other Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or any other Credit Party, or against anyone else claiming through or against the Borrower, any other Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.8             Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9             Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 9.10           Effectiveness.

This Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.2 or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.  Upon this Agreement becoming effective, the Existing Credit Agreement shall be deemed amended and restated by this Agreement without effecting a novation thereof.

Section 9.11           Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12           Integration.

This Agreement and the Notes represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes.

Section 9.13           Governing Law.

This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of North Carolina.

Section 9.14           Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against the Borrower and/or any other Credit Party with respect to this Agreement, any Note or any of the other Credit Documents may be brought in any state or federal court of competent jurisdiction in the State of North Carolina, and, by execution and delivery of this Agreement, each of the Borrower and the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available.  Each of Borrower and the other Credit Parties irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the Borrower and the other Credit Parties to be effective and binding service in every respect.  Each of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent or any Lender to bring proceedings against the Borrower or the other Credit Parties in the court of any other jurisdiction.

Section 9.15           Confidentiality.

The Administrative Agent and each of the Lenders agrees that it will use its commercially reasonable efforts not to disclose without the prior consent of the Borrower any information with respect to the Parent and its Subsidiaries which is furnished pursuant to this Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein and which is designated by the Borrower to the Lenders in writing as confidential or as to which it is otherwise reasonably clear such information is not public (the “Information”), except that any Lender may disclose any such Information (a) to its employees, affiliates, auditors or counsel or to another Lender each of whom shall have been made aware of this confidentiality requirement and shall have agreed to be bound by its provisions and other than as prohibited by Regulation FD, (b) as has become generally available to the public other than by a breach of this Section 9.15, (c) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency or the National Association of Insurance Commissioners or similar organizations (whether in the United States or elsewhere) or their successors, (d) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Lender, (e) to (i) any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 9.6 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, provided that such prospective transferee shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement, (f) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications, (g) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Secured Hedging Agreement, (h) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.15), (i) any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (j) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization; provided that such Person shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement.  For purposes of this Section “Securitization” shall mean a public or private offering by a Lender or any of its affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized in whole or in part by, the Loans.

Section 9.16           Acknowledgments.

The Borrower and the other Credit Parties each hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c)           no joint venture exists among the Lenders or among the Borrower or the other Credit Parties and the Lenders.

Section 9.17           Waivers of Jury Trial.

THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.18           Compliance with Tax Shelter Regulations.

(a)           The Borrower and each Lender (i) represents and warrants that, as of the Closing Date, it does not intend to treat the Extensions of Credit hereunder and the other transactions contemplated hereby as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) and (ii) covenants to give prior written notice to the Administrative Agent and the Borrower (as applicable) if it determines to take any action inconsistent with the intention represented in the foregoing clause (i).

(b)           Subject to the terms of Section 9.18(a)(ii), if a Lender determines that the Extensions of Credit made by such Lender should be treated as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, such Lender, the Administrative Agent and the Borrower may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

(c)           Notwithstanding anything herein (including Section 9.15) or in any other Credit Document to the contrary, the Borrower, the Administrative Agent and each Lender may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all material of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Administrative Agent or such Lender relating to such tax treatment and tax structure.

Section 9.19           Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

ARTICLE X

GUARANTY

Section 10.1           The Guaranty.

In order to induce the Lenders to enter into this Credit Agreement and any Hedging Agreement Provider to enter into any Secured Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Secured Hedging Agreement, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders and the Hedging Agreement Providers as follows:  the Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations.  If any or all of the indebtedness becomes due and payable hereunder or under any Secured Hedging Agreement, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Hedging Agreement Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2           Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders and any Hedging Agreement Provider whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(f), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States.  Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3           Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Hedging Agreement Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Hedging Agreement Provider repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4           Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

Section 10.5           Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Credit Agreement and any Secured Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

Section 10.6           Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Hedging Agreement Provider to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7           Waiver.

(a)           Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Hedging Agreement Provider’s power whatsoever.  Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations.  The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full and the Commitments have been terminated.  Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b)           Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)           Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Hedging Agreement Provider against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders or such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full and the Commitments have been terminated.  Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Hedging Agreement Providers to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations (other than contingent indemnity obligations) shall have been paid in full and the Commitments have been terminated.

Section 10.8           Limitation on Enforcement.

The Lenders and the Hedging Agreement Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Hedging Agreement Provider (only with respect to obligations under the applicable Secured Hedging Agreement) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Hedging Agreement Provider under any Secured Hedging Agreement.  The Lenders and the Hedging Agreement Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

Section 10.9           Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.

At such time as the Credit Party Obligations which are the subject of this Guaranty have been paid in full and the Commitments have been terminated, this Guaranty and all obligations of the Guarantors hereunder shall terminate and be of no further force and effect, all without delivery of any instrument or performance of any act by any Person.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	RED ROBIN INTERNATIONAL, INC.,
a Nevada corporation

	By:	/s/ Katherine L. Scherping
Name: Katherine L. Scherping
Title: Chief Financial Officer

GUARANTORS:	RED ROBIN GOURMET BURGERS, INC.,
a Delaware corporation
RED ROBIN WEST, INC.,
a Nevada corporation
RED ROBIN DISTRIBUTING COMPANY, INC.,
a Colorado corporation
WESTERN FRANCHISE DEVELOPMENT, INC.,
a California corporation

	By:	/s/ Katherine L. Scherping
	Name:	Katherine L. Scherping
	Title:	Chief Financial Officer

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ADMINISTRATIVE AGENT
AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

	By:	/s/ Kevin Lilly
Name: Kevin Lilly
Title: Vice President

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WELLS FARGO BANK, N.A.,
as Syndication Agent and as a Lender

By:	/s/ Randall Schmidt
Name: Randall Schmidt
Title: Vice President

[signature pages continue]

BANK OF AMERICA, N.A.,
as Syndication Agent and as a Lender

By:	/s/ Angelo Maragos
Name: Angelo Maragos
Title: Vice President

[signature pages continue]

KEYBANK NATIONAL ASSOCIATION,
as Documentation Agent and as a Lender

By:	/s/ Marianne T. Meil
Name: Marianne T. Meil
Title: Senior Vice President

[signature pages continue]

SUN TRUST BANK,
as Documentation Agent and as a Lender

By:	/s/ Jean Paul Purdy
Name: Jean Paul Purdy
Title: Director

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COOPERATIEVE CENTRALE RAIFFEISEN-
BOERENLEENBANK, B.A. “RABOBANK
NEDERLAND”, NEW YORK BRANCH
as a Lender

By:	/s/ Pamela Beal
Name: Pamela Beal
Title: Vice President

By:	/s/ Rebecca O. Morrow
Name: Rebecca O. Morrow
Title: Executive Director

[signature pages continue]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Jacob Payne
Name:	Jacob Payne
Title:	Vice President

[signature pages continue]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Gordon MacArthur
Name:	Gordon MacArthur
Title:	Authorized Signatory